UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2

Martha Stewart Living Omnimedia, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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March 31, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., which will be held at our offices in the Starrett-Lehigh Building, located on the 9th floor at 601 West 26th Street (between 11th Avenue and the West Side Highway), New York, New York, on May 13, 2009 at 4:00 p.m., New York City time.

At this year’s stockholders’ meeting, you will be asked to elect six directors to our Board of Directors. Our Board of Directors unanimously recommends a vote FOR each of the nominees.

It is important that your shares be represented and voted at the meeting regardless of the size of your holdings and whether you plan to attend the meeting in person. Accordingly, please vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

I look forward to greeting those of you who attend the meeting.

Sincerely,

CHARLES KOPPELMAN
Executive Chairman
Principal Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING. Attendance at the meeting will be limited to stockholders as of the close of business on March 16, 2009, the record date (or their authorized representatives,) and to our invited guests. If you plan to attend the meeting, please mark the appropriate box on your proxy card or other form of proxy. If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the meeting, please bring proof of your ownership as of the record date, such as a bank or brokerage account statement, which you will be required to show at the registration tables at the door. Registration will begin at 3:00 p.m. and seating will begin at 3:30 p.m. Each stockholder will be asked to present valid government-issued picture identification, such as a driver’s license or passport. Cameras, recording devices and other similar electronic devices will not be permitted at this meeting.

11 West 42nd Street	New York, New York 10036	(212) 827-8000

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 13, 2009
PROXY STATEMENT
ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD
COMPENSATION OF OUTSIDE DIRECTORS
DIRECTOR COMPENSATION TABLE
INFORMATION CONCERNING EXECUTIVE OFFICERS AND OUR FOUNDER
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN 2008
EXECUTIVE COMPENSATION AGREEMENTS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008
OPTION EXERCISES AND STOCK VESTED DURING 2008
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BENEFICIAL OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT FEES
ANNUAL REPORTS
“HOUSEHOLDING” OF PROXY MATERIALS
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS

MARTHA STEWART LIVING OMNIMEDIA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 13, 2009

To the Stockholders:

The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., a Delaware corporation, will be held at our offices in the Starrett-Lehigh Building, located on the 9th floor at 601 West 26th Street (between 11th Avenue and the West Side Highway), New York, New York, on May 13, 2009, at 4:00 p.m., New York City time, for the following purposes:

1.	To elect six directors to our Board of Directors, each to hold office until our 2010 annual meeting of stockholders or until their successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on March 16, 2009 are entitled to notice of, and to vote at, the Annual Meeting. You may examine a list of such stockholders for any purpose germane to the meeting during the 10-day period preceding the Annual Meeting at our offices located at 11 West 42nd Street, New York, New York 10036 during ordinary business hours.

By order of the Board of Directors,

WILLIAM C. STERN
Secretary & General Counsel

New York, New York
March 31, 2009

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented.

Please note that we are only mailing our proxy materials for the Annual Meeting to those who specifically request printed copies. See the Proxy Statement for instructions on how you can request printed copies.

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MARTHA STEWART LIVING OMNIMEDIA, INC.
11 West 42nd Street
New York, New York 10036

PROXY STATEMENT

In this Proxy Statement, the terms we, us, our, the Company and MSO refer to Martha Stewart Living Omnimedia, Inc., a Delaware corporation, and, unless the context requires otherwise, to Martha Stewart Living Omnimedia LLC (“MSLO LLC”), the legal entity that prior to October 22, 1999, operated many of the businesses we now operate, and their respective subsidiaries.

This Proxy Statement is being furnished to holders of our Class A Common Stock and Class B Common Stock in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”).

At the Annual Meeting, our stockholders will be asked:

1.	To elect six directors to our Board of Directors, each to hold office until our 2010 annual meeting of stockholders or until their successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

DATE, TIME AND PLACE OF MEETING

The Annual Meeting will be held on May 13, 2009, at 4:00 p.m. New York City time, at our offices in the Starrett-Lehigh Building, located on the 9th floor at 601 West 26th Street (between 11th Avenue and the West Side Highway), New York, New York.

SHARES OUTSTANDING AND ENTITLED TO VOTE ON RECORD DATE

Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on March 16, 2009 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of our Class A Common Stock entitles its holder to one vote, while each share of our Class B Common Stock entitles its holder to ten votes. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be voted upon at the Annual Meeting. As of the Record Date, there were 28,148,482 shares of Class A Common Stock and 26,690,125 shares of Class B Common Stock outstanding. All of our outstanding shares of Class B Common Stock are beneficially owned by Martha Stewart, our founder. As a result, Ms. Stewart controls the vote on all stockholder matters.

INFORMATION ABOUT THIS PROXY STATEMENT

This year we are taking advantage of the new Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. On March 31, 2009, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and annual report, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. We will continue to mail a printed copy of this Proxy

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Statement, annual report and form of proxy to certain stockholders, which mailing also began on March 31, 2009.

VOTING AND REVOCATION OF PROXIES

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet – You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice.

•	By telephone – Stockholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the Notice.

•	By mail – If you received your proxy materials by mail or request paper copies of the proxy materials, you can vote by mail by marking, dating and signing the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time on May 12, 2009.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.

If you vote by proxy, the individuals named on the form of proxy will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted FOR the election of the nominees for director.

Our Board does not currently intend to bring any business before the Annual Meeting other than the specific proposal referred to in this Proxy Statement and specified in the Notice and in the Notice of Annual Meeting. So far as is known to our Board, no other matters are to be brought before the stockholders at the Annual Meeting. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.

A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy);

•	delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card (or the date of your Internet or telephone vote), stating that the proxy is revoked;

•	granting a subsequent proxy through the Internet or telephone (only the last vote cast by each stockholder of record will be counted); or

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.

You should send any written notice or new proxy card to Martha Stewart Living Omnimedia, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You may request a new proxy card by calling Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.

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QUORUM AND VOTING REQUIREMENTS

The required quorum for the transaction of business at our Annual Meeting is a majority of the voting power of our outstanding Class A Common Stock and Class B Common Stock entitled to vote on the Record Date (the “Total Voting Power”), which shares must be present in person or represented by proxy at the Annual Meeting.

The election of directors requires a plurality of the votes cast. Accordingly, the six directorships to be filled at the Annual Meeting will be filled by the six nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of, or withheld with respect to, any or all nominees; votes that are withheld, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will have no effect on the outcome of the vote. Only votes cast “for” a director constitute affirmative votes. Broker non-votes, if any, will be counted for quorum purposes, but also will have no effect on the outcome of the vote.

SOLICITATION OF PROXIES AND EXPENSES

We will bear the costs of the preparation of proxy materials and the solicitation of proxies from our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Upon request, we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to beneficial owners in accordance with applicable rules. We will not employ the services of an independent proxy solicitor in connection with our Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

At the Annual Meeting, a Board of six directors will be elected to hold office until our 2010 annual meeting of stockholders or until their successors are duly elected and qualified. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies will be voted for a substitute designated by the Board or, if a substitute nominee cannot be identified, the size of the Board may be reduced.

All of the nominees for election as directors at the Annual Meeting – Charlotte Beers, Michael Goldstein, Arlen Kantarian, Charles Koppelman, William Roskin, and Todd Slotkin – currently serve as directors of the Company and are standing for re-election. Each of the Company’s nominees for director was recommended by our Nominating and Corporate Governance Committee.

The name and certain background information about each of the Board’s nominees for election is set forth below. There are no family relationships among directors or executive officers of the Company.

Charles A. Koppelman – Chairman of the Board of Directors, age 69.  Mr. Koppelman became our Executive Chairman and Principal Executive Officer in July 2008. Mr. Koppelman has served as our Chairman since June 2005 and as one of our directors since July 2004. Mr. Koppelman has served as Chairman and Chief Executive Officer of CAK Entertainment Inc., a music and entertainment business since 1997. From 1990 to 1994, he served first as Chairman and Chief Executive Officer of EMI Music Publishing and then from 1994 to 1997 as Chairman and Chief Executive Officer of EMI Records

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Group, North America. Mr. Koppelman is also a former director of Steve Madden Ltd., and served as Chairman of the Board of that company from 2000 to 2004.

Charlotte Beers – Director, age 73.  Ms. Beers has served as one of our directors since March 2008. Ms. Beers also served as one of our directors from 1998 to 2001. From October 2001 until March 2003, she worked for the Bush Administration as the Under Secretary for Public Diplomacy and Public Affairs. Ms. Beers served as Chairman of the Board of Directors of J. Walter Thompson Worldwide, an advertising agency, from March 1999 until she retired in March 2001. Prior to that, she was Chairman Emeritus of Ogilvy & Mather Worldwide, Inc. from April 1997 to March 1999. She was Chairman of Ogilvy & Mather from April 1992 to April 1997 and Chief Executive Officer from April 1992 to September 1996.

Michael Goldstein – Director, age 67.  Mr. Goldstein has served as one of our directors since June 2004. From June 2001 to May 2006, Mr. Goldstein was Chairman of the Toys “R” Us Children’s Fund, Inc., a charitable foundation. Mr. Goldstein was Chairman of the Board of Toys “R” Us, Inc. from February 1998 to June 2001, Vice Chairman of the Board and Chief Executive Officer from February 1994 to February 1998, and served as acting Chief Executive Officer from August 1999 to January 2000. Mr. Goldstein is also a director of 4Kids Entertainment, Inc., Medco Health Solutions, Inc., Pacific Sunwear of California, Inc. and Charming Shoppes, Inc.

Arlen Kantarian – Director, age 56.  Mr. Kantarian has served as one of our directors since February 2009. Mr. Kantarian served as the United States Tennis Association’s Chief Executive Officer of Professional Tennis from March 2000 to December 2008, where he oversaw all aspects of the USTA’s Professional Tennis operations, including the US Open. Prior to working with the USTA, Mr. Kantarian was the President and Chief Executive Officer of Radio City Entertainment from 1988 to 1998. Mr. Kantarian served as a Vice President, Marketing for the National Football League from 1981 to 1988.

William A. Roskin – Director, age 66.  Mr. Roskin has served as one of our directors since October 2008. Mr. Roskin founded Roskin Consulting, a consulting firm with a specialty in media-related human relations, in 2009. Mr. Roskin was a Senior Advisor to Viacom, Inc., a media conglomerate, from 2006 until 2009, when he retired to form Roskin Consulting. Prior to that, Mr. Roskin worked at Viacom as the senior executive in charge of human resources and administration functions from 1988 to 2006, ultimately serving as Executive Vice President. Before joining Viacom, Inc., Mr. Roskin was Senior Vice President, Human Resources at Coleco Industries, Inc. from 1986 to 1988. Prior to joining Coleco Industries, Inc., Mr. Roskin worked for Warner Communications for 10 years. He served as General Counsel to the City of New York’s Department of Personnel and City Civil Service Commission from 1971 to 1976.

Todd Slotkin – Director, age 56.  Mr. Slotkin has served as one of our directors since March 2008. Since November 2008, Mr. Slotkin has served as the portfolio manager of Irving Place Capital, an institutional private equity firm. Mr. Slotkin served as a Managing Director and co-head of Natixis Capital Markets Leveraged Finance business from 2006 to 2007. Previously, Mr. Slotkin served as Executive Vice President and Chief Financial Officer of MacAndrews & Forbes Holdings, Inc. from 1999 to 2006. In addition, he was Chief Financial Officer of the publicly owned M & F Worldwide Corp. from 1999 to 2006. Prior to joining MacAndrew & Forbes in 1992 as a senior vice president, Mr. Slotkin spent over 17 years with Citicorp, now known as Citigroup. He is a director of CBIZ, Inc.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

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MEETINGS AND COMMITTEES OF THE BOARD

Between in-person and telephonic meetings during 2008, our Board met a total of 16 times and our three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committees, met a total of 29 times. In addition, from time to time we may form special committees. In 2008, we formed one such committee, the finance committee, which was charged with exploring financing arrangements. The members of the finance committee are Mr. Slotkin, who serves as the chairperson, and Mr. Koppelman.

All incumbent directors attended more than 75% of meetings of the Board and of the Board committees on which they served in 2008, except Ms. Beers. At the time of our annual meeting in New York City in May 2008, we had seven directors, five of whom attended in person. Two of our directors were absent. Under our Corporate Governance Guidelines, each director is expected to attend our annual meetings.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed of the following members:

Nominating and Corporate
Audit Committee	Compensation Committee	Governance Committee
Todd Slotkin (Chairperson)	William Roskin (Chairperson)	Charlotte Beers (Chairperson)
Michael Goldstein	Michael Goldstein	Arlen Kantarian
William Roskin	Todd Slotkin

Corporate Governance.  Our Corporate Governance Guidelines state that a majority of the Board will consist of directors who meet the independence requirements of the listing standards of the New York Stock Exchange (“NYSE”), as well as the criterion related to contributions to non-profit organizations as described below. Accordingly, our Board conducts an annual review to determine whether each of our directors qualifies as independent as defined in each of our Corporate Governance Guidelines, the NYSE standards applicable to Board composition, and Section 301 of the Sarbanes-Oxley Act of 2002. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Corporate Governance Committee. The independence standards in our Corporate Governance Guidelines provide as follows:

An “independent” director is a director whom the Board has determined has no material relationship with MSO or any of its consolidated subsidiaries (collectively, the “Corporation”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Corporation. For purposes of this definition, the Corporate Governance Guidelines state that a director is not independent if:

1.	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation.

2.	The director has received, or has an immediate family member who has received, during any consecutive 12-month period during the last three years, more than $120,000 in direct compensation from the Corporation (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Corporation is not considered for purposes of this standard.

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3.	(a) The director, or an immediate family member of the director, is a current partner of the Corporation’s internal or external auditor; (b) the director is a current employee of the Corporation’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Corporation’s internal or external auditor who personally works on the Corporation’s audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Corporation’s internal or external auditor and personally worked on the Corporation’s audit within that time.

4.	The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers serves or served at the same time on that company’s compensation committee; or

5.	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the Nominating and Corporate Governance Committee must approve any contribution of $25,000 or more to a non-profit organization where a director or a director’s spouse is an employee, and a director is presumed not to be independent if the director, or the director’s spouse, is an employee of a non-profit organization to which the Corporation has made contributions in an amount that exceeded $100,000 in any of the last three fiscal years, although the Board may determine that a director who does not meet this standard nonetheless is independent based on all the facts and circumstances.

We have posted a copy of our Corporate Governance Guidelines on our website (www.marthastewart.com) under the link for “Investor Relations.” Stockholders may request a written copy of the Corporate Governance Guidelines, without charge, by writing to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036.

Based on these standards, the Board determined that each of the following current directors and the other directors that served during 2008, is or was independent and has or had no material relationship with the Company, except as a director and stockholder of the Company: Charlotte Beers, Rick Boyko, Michael Goldstein, Jill Greenthal, Arlen Kantarian, William Roskin, Thomas Siekman, Bradley Singer, and Todd Slotkin.

In reaching this decision, the Board specifically discussed and considered (i) Mr. Boyko’s association with the VCU Brandcenter (formerly known as the VCU Adcenter, a non-profit entity to which the Company has made contributions), and (ii) Ms. Greenthal’s association with a fund at Blackstone which has an ownership interest in Michaels, a store that was negotiating an agreement with EK Success (with which the Company has a business relationship) to sell Martha Stewart Crafts products. After discussing these relationships and the independence standards set forth above, the Board determined that none of these relationships was material or in any way undermined the independence of the Board members involved.

The Board also determined that Charles Koppelman, as the Company’s Executive Chairman and Principal Executive Officer, is not independent. Further, we employ his daughter as described in “Certain Relationships and Related Party Transactions – Other Relationships.” Susan Lyne, who preceded Mr. Koppelman as principal executive officer and also served as a director during a portion of 2008, was similarly determined not to be independent.

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The non-management members of the Board meet periodically in executive session without management. Meetings of non-management directors are chaired by our Lead Director, who was Mr. Siekman until June 2008 and Mr. Goldstein thereafter. Our non-management directors met separately four times during 2008.

Stockholders or other interested parties who wish to communicate with a member or members of the Board, including the Lead Director or non-management directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036. The office of the Corporate Secretary will review and forward all correspondence to the appropriate Board member or members for response.

Code of Ethics.  We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, controller and persons performing similar functions. Our Code of Ethics requires, among other things, that all of our directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code of Ethics imposes obligations on all of our directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls, as well as providing for disclosure controls and procedures. Our Code of Ethics also sets forth controls and prohibitions on doing business with related parties, defines the scope of those controls and prohibitions, provides a mechanism for ensuring that employees are informed of these controls and prohibitions, and requires employees to report any relevant relationships. The Code of Ethics provides for a whistleblower hotline which permits employees to report, anonymously or otherwise, ethical or other concerns they may have involving the Company. We have posted a copy of our Code of Ethics, and will promptly post amendments to or waivers of our Code of Ethics, on our website (www.marthastewart.com) under the link for “Investor Relations.” Stockholders may request a written copy of the Code of Ethics, without charge, by writing to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036.

AUDIT COMMITTEE

Our Audit Committee currently consists of Mr. Slotkin, who serves as its chairman, Mr. Goldstein and Mr. Roskin. The Board has determined that Mr. Slotkin qualifies as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC and that he meets the director independence standards of the NYSE. Mr. Slotkin was Chief Financial Officer of each of MacAndrews & Forbes Holdings and M&F Worldwide Corp. for seven years and spent 17 years with Citicorp, where he held a number of positions. Mr. Goldstein also serves on the audit committee of Medco Health Solutions, Inc., and serves as the chairperson of the audit committee for each of 4Kids Entertainment, Inc. and Pacific Sunwear of California, Inc. The Board has determined that such simultaneous service does not impair Mr. Goldstein’s ability to serve effectively on our Audit Committee. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. In fulfilling this purpose, the Audit Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Audit Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, we will provide each stockholder, without charge, with a copy of our Audit Committee charter.

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Among other actions described in the charter, the Audit Committee is authorized to:

•	exercise sole authority to appoint or replace our independent auditor and oversee the compensation and work thereof (including resolution of any disagreements between our management and the independent auditor regarding financial reporting);

•	pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent auditor, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934;

•	review and discuss with management and our independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	review and discuss with management and our independent auditor our quarterly financial statements prior to the filing of our Quarterly Reports on Form 10-Q, including disclosures made in management’s discussion and analysis;

•	discuss with management and our independent auditor any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls or steps taken in light of any material control deficiencies;

•	discuss, at least generally, with management, our earnings press releases, including the use of “pro forma” or “adjusted” information that is not in conformity with generally accepted accounting principles (“GAAP”), and our practices regarding earnings releases and financial information and earnings guidance provided to analysts and rating agencies;

•	discuss with management and our independent auditor the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures on our financial statements;

•	discuss with management our major financial risk exposures and the steps taken by management to monitor and control such exposures, including our risk assessment and risk management policies; and

•	prepare the report required by the SEC to be included in this Proxy Statement under the caption “Report of the Audit Committee.”

The Audit Committee met 10 times during 2008. The Board, in its business judgment, has determined that the members of the Audit Committee meet the financial literacy requirements for audit committee members of the listing standards of the NYSE and the independence requirements for audit committee members of the listing standards of the NYSE, Rule 10A-3(b) as promulgated under the Securities Exchange Act of 1934, and SEC rules and regulations.

COMPENSATION COMMITTEE

Our Compensation Committee currently consists of Mr. Roskin, who serves as its chairman, and Mr. Goldstein and Mr. Slotkin. The primary purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities in the areas of compensation and management development. In fulfilling this purpose, the Compensation Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the

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Compensation Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, we will provide each stockholder, without charge, with a copy of our Compensation Committee charter.

Among other actions described in the charter, the Compensation Committee is authorized to:

•	review our compensation policies and programs at least annually to endeavor to ensure they best facilitate our objective of maximizing stockholder value;

•	review and approve compensation and employment offers and arrangements, including corporate goals and objectives relevant to bonuses and any incentive compensation for the Executive Chairman, the co-CEOs, our other executive officers and members of our senior management, including our Founder;

•	review and discuss with management our annual Compensation Discussion and Analysis of executive compensation and recommend to the Board whether it should be included in the proxy statement;

•	approve the material terms of employment, severance and change-of-control agreements for our executive officers;

•	approve bonus pools for executive and non-executive level employees under our non-equity incentive program; and

•	approve the adoption of new compensation and equity plans, and approve amendments and modifications to our compensation and equity incentive plans, subject in each case to any required stockholder approvals.

The Compensation Committee has authority under its charter to delegate authority to subcommittees of one or more members as it deems appropriate or to members of management in connection with certain of its duties and responsibilities, provided such delegation is consistent with applicable law and NYSE requirements. The Board has established an Equity Committee, with Mr. Koppelman as the sole member. The Equity Committee is authorized to approve grants of restricted stock and options pursuant to the Company’s Omnibus Stock and Option Compensation Plan (the “Omnibus Plan”) in an aggregate amount of up to 100,000 shares per quarter in connection with the negotiation and execution of employment letters with employees who are not Section 16 employees. No single grant made under this delegation can exceed 20,000 shares. In addition, the Compensation Committee has delegated the direct responsibility for the Company’s 401(k) plan to members of management. The Compensation Committee also has the authority to retain outside compensation, legal and other advisors. The Compensation Committee engaged Frederick W. Cook & Co, Inc. (“FWC”), a compensation consultant, to provide compensation-related advice and information as requested by the Compensation Committee from time-to-time with respect to executive-level employees. FWC has provided guidance with respect to appropriate size and scope of equity grants, giving the Compensation Committee guidance with respect to market conditions and other factors without making specific recommendations regarding or otherwise determining any executive officer’s or director’s compensation or any component thereof. The Compensation Committee also consults with Mr. Koppelman, our Executive Chairman, regarding executive compensation matters, and refers to surveys from several third-party providers, all as described in “Compensation Discussion and Analysis.”

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The Compensation Committee met 13 times during 2008. The Board, in its business judgment, has determined that the members of the Compensation Committee meet the independence requirements of the listing standards of the NYSE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the members of our Compensation Committee is a non-employee director. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Nominating and Corporate Governance Committee (the “Governance Committee”) currently consists of Ms. Beers, who serves as its chairperson, and Mr. Kantarian. The primary purpose of the Governance Committee is to identify and recommend individuals to become members of the Board, develop and recommend to the Board a set of corporate governance principles, oversee the evaluation of the Board and each committee of the Board, and perform a leadership role in shaping our corporate governance. In fulfilling this purpose, the Governance Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Governance Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, we will provide each stockholder, without charge, with a copy of our Governance Committee charter.

Among other actions described in the charter, the Governance Committee is authorized to:

•	develop and recommend the criteria to be used for identifying and evaluating director candidates;

•	identify, review the qualifications of, and recruit candidates for election to the Board;

•	recommend to the Board candidates for election or re-election to the Board at the annual stockholders’ meeting and for appointment by the Board as necessary to fill vacancies and newly created directorships;

•	periodically review our executive level organizational structure, hiring practices, succession planning and management development;

•	recommend to the Board the membership of the Board’s various committees;

•	oversee performance evaluation process for the Board and its committees, and report annually to the Board with an assessment of the Board’s performance; and

•	review the corporate governance guidelines applicable to MSO and recommend changes.

The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management. The Governance Committee has the authority to, but did not in 2008, retain a third party executive search firm to identify or assist in the evaluation of candidates. The Governance Committee will also consider as potential nominees for our Board persons recommended by stockholders. Stockholder recommendations should be submitted to the Governance Committee at our principal address in care of the Corporate Secretary. Each stockholder recommendation should include a personal biography of the proposed nominee, a description of the

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background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under “Proposals of Stockholders.”

Once the Governance Committee has identified a prospective nominee, the Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Governance Committee concerning the prospective candidate, as well as the Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request the third party search firm to gather additional information about the prospective nominee’s background and experience. The Governance Committee then evaluates the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, and the evaluations of other prospective nominees. In connection with this evaluation, the Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.

The Governance Committee met six times during 2008. The Board, in its business judgment, has determined that the members of the Governance Committee meet the independence requirements of the listing standards of the NYSE. The Governance Committee has recommended each of the Company’s directors who is standing for re-election.

COMPENSATION OF OUTSIDE DIRECTORS

The Board of Directors approved a new compensation plan as of May 20, 2008. Prior to the adoption of the new compensation plan, each of our independent directors received an annual retainer of $40,000 for serving on our Board, paid in equal quarterly installments. The chairman of each committee also received an additional annual retainer of $7,000. In addition, our Lead Director received an additional annual retainer of $7,000. Each independent director also received a meeting fee of $1,000 for each in-person meeting of our Board that he or she attended and a fee of $500 for each committee or telephonic Board meeting in which he or she participated. Of the total compensation earned under the former compensation plan, a minimum of 25% of a director’s total fees were payable in shares of our Class A Common Stock. The remaining 75% of such fees (in 25% increments) could be paid either in shares of Class A Common Stock or in cash at the election of the director.

Under the new compensation plan, the independent directors’ annual retainer of $40,000 from prior years remained unchanged. The annual retainer continues to be payable in a mix of stock and cash, with a required minimum equity component of 25%. The number of shares of unrestricted Class A Common Stock received is equal to the fees payable in equity to the director, divided by the closing price of a share on the last business day of the quarter for which payment is being made. The

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annual fee paid to the chairperson of the Nominating and Corporate Governance committee also remained unchanged at $7,000. The annual fees paid to the Lead Director and the chairpersons of the Audit Committee and Compensation Committee were increased from $7,000 to $15,000. Any special committee chairperson receives an annual fee of $25,000. These fees are now payable only in cash. Under the new director compensation plan, the meeting fees were increased. Independent directors now earn $1,500 for each in-person Board meeting attended, an increase from $1,000 per meeting. Independent directors also receive $1,000 for each telephonic Board meeting in which he or she participates, an increase from $500. Independent directors also receive $1,000 for each committee meeting in which he or she participates, an increase from $500. These fees are now payable only in cash.

Previously, new directors received an option to purchase 25,000 shares when first elected or appointed to the Board, and an annual grant of an option to purchase 7,500 shares immediately following each annual meeting of stockholders. Under the new directors’ compensation plan, each non-employee director now receives an annual grant of $75,000 of value upon appointment or election/re-election to the Board. This grant is comprised of 50% restricted stock and 50% options. The stock is priced at the closing on the date of issuance, and the options are priced using the Black-Scholes method. For grants made to new directors during the year, the grants are issued on the first business day of the month following a director’s appointment to the Board pursuant to our policy on equity issuances. For grants relating to a director’s election or re-election at an annual meeting of stockholders, the grants will be issued on the date of such meeting. All grants related to a director’s appointment or election/re-election to the Board under the new plan vest on the first anniversary of the grant.

Grants under the new directors’ compensation plan are issued pursuant to the Company’s Omnibus Plan.

In 2008, we paid our Chairman of the Board, Mr. Koppelman, an annual retainer of $75,000 prior to his becoming an employee of the Company. We paid Mr. Koppelman’s retainer in equal quarterly installments, which was pro-rated through the date he became an employee. We also had additional compensation arrangements with Mr. Koppelman as described under “Executive Compensation Agreements.” Because he is now our Executive Chairman, Mr. Koppelman’s compensation is included in the Summary Compensation Table rather than the Directors’ Compensation Table.

All directors receive reimbursement of reasonable expenses incurred in connection with participation in our Board and committee meetings.

DEFERRED COMPENSATION

Each non-employee director may defer the receipt of his or her cash director fees into an interest-bearing cash account, which account accrues interest (credited to the account quarterly) at the prime rate as published in the Wall Street Journal as in effect from time to time. Directors may choose to have their elected or mandatory shares of Class A Common Stock placed into a share account. Any shares credited to a share account are credited with additional shares, on an interest-free basis, having a value equal to any dividends paid with respect to such shares. The amount of cash in his or her cash account, plus a number of shares of Class A Common Stock equal to the number of shares in his or her share account, will be delivered to a director with 60 days following a director’s separation from service or death, with cash being paid in lieu of any fractional shares. Mr. Goldstein is the only director who has elected to defer compensation and has done so with respect to the shares of Class A Common Stock. In December 2008, we amended the director deferral plan, and Mr. Goldstein’s election to participate in the plan, to be compliant with Section 409A of the Internal Revenue Code of 1986.

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DIRECTOR STOCK OWNERSHIP GUIDELINES

In March 2005, the Compensation Committee adopted stock ownership guidelines to further the Company’s governance policy of encouraging directors to have an equity interest in the Company and to further align their interest with the interests of stockholders. The guidelines provide that each non-management director is expected to own Company shares with a value equal to five times his or her annual retainer. Consistent with the guidelines for certain employees, directors that do not meet the ownership test are required to hold 75% of their shares of vested restricted stock (after accounting for shares surrendered to pay tax obligations) or stock options (after accounting for the exercise price) before they are permitted to sell shares of Company stock. All our directors currently comply with these guidelines.

The following table provides information on the compensation of our independent directors for the year ended December 31, 2008.

DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid in	Stock	Option	All Other
Name	Cash	Awards (1)	Awards (1)	Compensation	Total

Charlotte Beers (2)	$13,503	$29,996	$32,312	—	$75,812
Rick Boyko (3)	49,151	22,137	25,786	—	97,074
Michael Goldstein (4)	73,837	30,336	25,786	—	129,959
Jill Greenthal (5)	11,255	3,745	9,121	—	24,121
Thomas Siekman (6)	24,584	7,018	12,149	—	43,751
Bradley Singer (7)	11,065	3,685	—	—	14,750
Todd Slotkin (8)	116,778	10,165	32,312	—	159,254
William Roskin (9)	15,501	8,748	6,164	—	30,414

(1)	The amount represents the amount recognized for financial statement reporting purposes in 2008 for options and restricted stock granted in 2008 and prior years pursuant to the Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”), disregarding the estimate of forfeiture related to service-based vesting conditions. For the assumptions used to determine the compensation expense, see Note 9 to our 2008 audited financial statements included in our Annual Report on Form 10-K. The stock award numbers reflect the payments of director compensation in shares of the Class A Common Stock based on the closing price of the Class A Common Stock on the last business day of each fiscal quarter. The number of shares received by each director was equal to the fees payable to the director in Class A Common Stock divided by the closing price of the Class A Common Stock on the last business day of such quarter. In 2008, the respective prices per share of the Class A Common Stock were: $7.43 on March 31, $7.40 on June 30, $8.51 on September 30 and $2.60 on December 31. Except for Mr. Roskin, the stock awards number is equal to the aggregate grant date fair value of these shares.

(2)	Ms. Beers became a director on March 24, 2008. She elected to receive in stock 100% of the director compensation that could be payable to her in stock, or 6,372 shares, for 2008 services. In connection with becoming a director, Ms. Beers received an option to purchase 25,000 shares of Class A Common Stock on March 24, 2008 with an exercise price of $7.75 (grant date fair value, $67,500) and a continuing director option on May 20, 2008 for 7,500 shares with an exercise price of $9.09 (grant date fair value, $20,775). As of December 31, 2008, Ms. Beers had options for 32,500 shares outstanding.

(3)	Mr. Boyko served as a director until January 31, 2009. He elected to receive in stock 50% of director compensation that could be payable to him in stock, or 4,147 shares, for 2008 services. He

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also received a continuing director option on May 20, 2008 for 7,500 shares with an exercise price of $9.09 (grant date fair value, $20,775). As of December 31, 2008, Mr. Boyko had options for 55,000 shares outstanding.

(4)	Mr. Goldstein elected to receive in stock 50% of director compensation that could be payable to him in stock, and to defer receipt of the stock portion until his services as a director end. Mr. Goldstein deferred the receipt of 5,254 shares for 2008 services. He also received a continuing director option on May 20, 2008 for 7,500 shares with an exercise price of $9.09 (grant date fair value, $20,775). As of December 31, 2008, Mr. Goldstein had options for 55,000 shares outstanding.

(5)	Ms. Greenthal served as a director until March 24, 2008. She elected to receive in stock 25% of director compensation that could be payable to her in stock, or 504 shares, for 2008 services. As of December 31, 2008, Ms. Greenthal had options for 24,167 shares outstanding, after taking into account options for 15,833 shares which were forfeited during 2008.

(6)	Mr. Siekman served as a director until June 15, 2008. He elected to receive in stock 25% of director compensation that could be payable to him in stock, or 946 shares, for 2008 services. He also received a continuing director option on May 20, 2008 for 7,500 shares with an exercise price of $9.09 (grant date fair value, $20,775), which he forfeited thereafter. As of December 31, 2008, Mr. Siekman had options for 29,167 shares.

(7)	Mr. Singer served as a director until March 24, 2008. He elected to receive in stock 25% of director compensation that could be payable to him in stock, or 496 shares, for 2008 services. As of December 31, 2008, Mr. Singer had options for 47,500 shares outstanding after taking into account an option for 7,500 shares which was forfeited during 2008.

(8)	Mr. Slotkin became a director on March 24, 2008. He elected to receive in stock 25% of director compensation that could be payable to him in stock, or 1,953 shares, for 2008 services. In connection with becoming a director, Mr. Slotkin received an option to purchase 25,000 shares of Class A Common Stock on March 24, 2008 with an exercise price of $7.75 (grant date fair value, $67,500) and a continuing director option on May 20, 2008 for 7,500 shares with an exercise price of $9.09 (grant date fair value, $20,775). As of December 31, 2008, Mr. Slotkin had options for 32,500 shares outstanding.

(9)	Mr. Roskin became a director on October 14, 2008. He elected to receive in stock 25% of director compensation that could be payable to him in stock, or 961 shares, for 2008 services (grant date fair value $2,499). In connection with becoming a director, Mr. Roskin received an option to purchase 22,234 shares of Class A Common Stock on November 1, 2008 with an exercise price of $5.28 (grant date fair value, $37,575) and 7,102 shares of restricted stock (grant date fair value $37,499), all of which will vest on the first anniversary of the grant. As of December 31, 2008, Mr. Roskin had an option for 22,234 shares outstanding.

Information regarding the compensation of Mr. Koppelman and Ms. Lyne, who served as executive officers of the Company as well as directors, is included in the Summary Compensation Table.

INFORMATION CONCERNING EXECUTIVE OFFICERS AND OUR FOUNDER

The names, ages and certain background information about our executive officers, other than Charles Koppelman, our Executive Chairman and Principal Executive Officer, whose biographical information is set forth above under “Election of Directors – Information Concerning Nominees,” and our Founder are set forth below.

Martha Stewart, age 67, is the Founder of the Company and the author of numerous books on the domestic arts, including Entertaining. Ms. Stewart served as our Chairman of the Board and Chief

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Executive Officer from our creation in 1996 until June 2003, when she resigned as a director, our Chairman and our Chief Executive Officer and assumed the position of Chief Creative Officer. Ms. Stewart continued to serve as our Chief Creative Officer until March 2004 when she resigned as Chief Creative Officer and assumed the position of Founder, a non-officer position.

Wenda Harris Millard, age 54, has served as our President of Media since July 2007. She became our co-Chief Executive Officer on June 11, 2008. From June 2004 to July 2007, she served as one of our directors. From 2001 to 2007, Ms. Millard was the Chief Sales Officer of Yahoo! Inc. From 2000 to 2001, she was Chief Internet Officer at Ziff Davis Media and president of Ziff Davis Internet. From 1996 through 2000, Ms. Millard was Executive Vice President and one of the founding members of DoubleClick.

Robin Marino, age 54, has served as our President of Merchandising since June 2005. She became our co-Chief Executive Officer on June 11, 2008. From 1999 to 2005, Ms. Marino was President and Chief Operating Officer of Kate Spade, Inc. Prior to that, she served in a variety of management positions for fashion and retail companies such as Burberry LTD (1997-1998), Donna Karan International, Inc. (1996-1997), Wathne LTD (1989-1996) and Federated Department Stores, Inc. (1977-1989).

Gael Towey, age 57, has served as our Chief Creative Officer since May 2005. From 2001 through May 2005, she served as our Senior Executive Vice President and Creative Director, and from 1997 to 2001, served as our Executive Vice President, Art and Style and Creative Director. Prior to that, Ms. Towey worked for Martha Stewart Living magazine as the Design Director from 1996 to 1997 and as Art Director from 1990 to 1996. Ms. Towey also has an additional 15 years of experience in the publishing industry, including with House & Garden magazine, Clarkson Potter /Publishers and Viking Press, Inc.

William Stern, age 45, has served as our General Counsel and Secretary since September 2008. Prior to becoming our General Counsel, Mr. Stern had served as our Senior Deputy General Counsel since joining the Company in 2005. Mr. Stern was a Principal at Fish & Richardson, PC from 2002 until joining our Company. Prior to that, Mr. Stern was a Partner at Morrison & Foerster LLP from 2000 to 2002.

Allison Jacques, age 44, served as our interim principal financial officer from January 1, 2009 to March 31, 2009. She has served as our Controller since December 2002. Prior to that, she served as the Assistant Controller since joining the Company in April 1997. From June 1991 until March 1997, Ms. Jacques served in various capacities of increasing responsibilities in the finance department of General Media Int’l, Inc. Prior to that, she worked at Grant Thornton LLP as a certified public accountant.

Kelli Turner, age 38, became our Executive Vice President and Chief Financial Officer on March 31, 2009. Prior to joining the Company, Ms. Turner served as Senior Vice President, Operations in the Office of the President and CEO of Time Warner (a media and entertainment company) since April 2007. Prior to that, Ms. Turner served as Senior Vice President, Business Development for New Line Cinema (a filmed entertainment company that is a division of Warner Brothers, a division of Time Warner) from April 2006 to April 2007, and as Vice President, Investor Relations for Time Warner from August 2004 to April 2006. Ms. Turner was an investment banker with Allen & Company from 2002 to 2004 and with Salomon Smith Barney from 1997 to 2002. Ms. Turner is a registered CPA.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Members of the Compensation Committee

William Roskin (Chairperson)
Michael Goldstein
Todd Slotkin

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY

Our compensation philosophy is guided by our belief that the Company’s business goals are highly dependent on attracting and retaining executives with the rare combination of creative skill and managerial expertise. We have two core businesses – media and merchandising – that operate through four distinct, though somewhat overlapping, business units. To motivate the executive officers listed in the Summary Compensation Table (the “NEOs”) and other key executives to work towards overall Company success, we have attempted generally to tie incentive compensation packages to consolidated adjusted earnings before interest, taxes, depreciation and amortization expenses (“adjusted EBITDA”). Although subject to review, we currently use consolidated adjusted EBITDA, rather than just results in each NEO’s business unit on the theory that this is the preferred way to align the NEO’s interests with those of our stockholders. We consider adjusted EBITDA an important indicator of operational strength and a significant factor in determining how to allocate resources and capital, because it captures all of the revenue and ongoing operating expenses of our businesses without the influence of these items.

The foundation of our compensation philosophy is based on three principles:

°	We pay our senior executives base salaries commensurate with their backgrounds, skill sets, and responsibilities.

°	We tie incentive cash bonuses to both an executive’s individual performance and to the Company’s consolidated financial results.

°	We make equity grants that vest over time in order to induce executives to remain in our employ and to align their interests with those of our other stockholders, and we subject these executives to minimum stock ownership requirements. We are moving towards equity compensation packages based on stock options and performance restricted stock units, rather than restricted shares, because we believe these awards better aligns our executives’ interests with those of the stockholders.

The Compensation Committee reviews and administers the compensation program for each of our NEOs, certain other senior executives, and Martha Stewart, our Founder. In prior years, compensation was typically set at a meeting early in the calendar year after reviewing performance for the past year and prospects for the year ahead. Last year, we experienced many changes in the composition and

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structure of our senior management. After the departure of former CEO, Susan Lyne, we entered into new multi-year employment agreements with our Executive Chairman and Co-CEOs. These agreements defined their respective roles and helped to assure managerial continuity. Ms. Stewart also has an employment agreement with us, which we are in the process of renegotiating prior to its expiration later this year. For more information on the scope and authority of the Compensation Committee, see “Meetings and Committees of the Board – Compensation Committee.”

In 2008, the compensation paid to Ms. Lyne, our former CEO, was based on her employment and separation agreements. The compensation paid to Mr. Barton, our former general counsel, was based on his employment letter and the terms of our 2005 Executive Severance Pay Plan. Their compensation is discussed below under the heading “Separation Arrangements.”

APPROACH TO ESTABLISHING TOTAL COMPENSATION LEVELS

Internal Review

Our executives receive a mix of base salary, performance-based cash bonus and long-term equity grants. We arrive at total compensation levels by determining appropriate levels for each element. In an effort to align the interests of our business heads and create fairness and promote cooperation across the Company, our approach to setting compensation is to start with a basic premise that the business heads of our media and merchandising businesses, now our Co-CEOs, should receive consistent compensation. As a result, we executed essentially identical employment agreements with Ms. Millard and Ms. Marino. Our employment agreement with Mr. Koppelman, who became our principal executive officer in September 2008 in addition to serving as Chairman, provides him generally the same annual compensation that Ms. Lyne received.

Our Executive Chairman is responsible for identifying qualified candidates for the Company’s executive team and negotiating compensation packages consistent with our compensation philosophy, with the involvement (and subject to the approval) of the Compensation Committee in the case of the NEOs, certain other senior executives and Ms. Stewart. In approving hires at this level and applying both the general framework and the flexibility discussed above, our Compensation Committee considers many variables, including each candidate’s respective experience. While not formulaic or exhaustive, the variables the Compensation Committee has considered in the past include:

°	the experience, knowledge, and performance of the senior executive in question;

°	the competitive market for similar executive talent;

°	how critical the retention of any particular executive is to achieving the Company’s strategic goals;

°	the performance of the Company (and each of its operating segments) against internal performance targets;

°	how well an executive works across business segments to promote overall corporate goals; and

°	pre-existing employment agreements between the Company and an NEO.

Based on this analysis as described below, the Compensation Committee makes determinations as to each element of the compensation package, weighing each component in its discretion based on the facts and circumstances surrounding each NEO’s contract or annual review.

Market Review

The Compensation Committee generally looks to several external sources to assist in setting base salaries and any annual increases to base salaries for our NEOs. Among the sources used are FWC,

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Watson Wyatt, World at Work (formerly known as the American Compensation Association), Mercer Consulting, the Conference Board, Magazine Publishers of America, Towers Perrin and the Institute of Management and Administration (“IOMA”). None of these sources is dispositive, but each provides information that the Compensation Committee considers. In 2008, the Compensation Committee hired FWC specifically in connection with its review of equity compensation programs. FWC provided guidance with respect to appropriate size and scope of equity grants, giving the Compensation Committee guidance with respect to market conditions and other factors without making specific recommendations regarding any executive officer’s compensation or equity grant.

ANALYSIS OF ELEMENTS OF TOTAL COMPENSATION

Base Salaries

While we believe it is appropriate for an executive’s total compensation package to be significantly conditioned on both the executive’s and the Company’s performance, we also recognize that base salary is an important element of consideration for services rendered by the executive. Accordingly, we seek to keep base salaries competitive with peer companies in the New York metropolitan region.

When we hired Susan Lyne as CEO, we tied her base salary to that of Ms. Stewart and that of our former CEO, both of whom received $900,000 as a base salary, an amount we deemed appropriate for an executive with the experience, expertise and managerial control required for the job. When we executed our employment agreement with Mr. Koppelman as our Executive Chairman in September 2008, we provided him a salary at the same level as that of Ms. Lyne. The Compensation Committee believed that a base salary of $900,000 was appropriate for a principal executive officer with Mr. Koppelman’s skills and background. This compensation replaced the consulting arrangement Mr. Koppelman had with us.

The September 2008 employment agreements with Ms. Millard and Ms. Marino provide each with a salary of $650,000. This represents an increase from the salary of $550,000 each was receiving at the beginning of 2008. The increase reflects the promotion of each to Co-CEOs and their increased responsibility with respect to Company-wide operations and administration.

Neither Mr. Hochhauser nor Ms. Towey had or has an employment agreement with the Company. As Chief Financial Officer in 2008, Mr. Hochhauser’s salary was $400,000, to which it had been raised in January 2008 to make it competitive with the market. Ms. Towey’s base salary of $458,507 in 2008 was unchanged from 2007. In recognition of her key role as Chief Creative Officer, Ms. Towey’s compensation has consistently been among the highest of our senior executive officers.

For 2009, the Compensation Committee has decided generally to freeze salaries based on general economic conditions.

Annual Cash Bonuses

Our compensation philosophy has included granting annual cash bonuses tied to the overall financial performance of the Company, although the individual performance of an executive and his or her division may also be taken into account. These cash bonuses are designed to typically reflect a material part of our NEOs’ total compensation.

We award cash bonuses pursuant to the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan. Under the annual incentive plan, the Compensation Committee typically sets funding for the overall bonus pool tied to adjusted EBITDA targets in the budget as approved by the Board. In addition to the Company performance component, if an executive has exceeded his or her written goals and materially advanced the Company’s business, the Compensation Committee retains the discretion to

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award an above-target bonus. Historically, our principal executive officer would review each NEO’s performance (other than his or her own) against operating and strategic goals set for that executive during the previous year; he or she would then further assesses each NEO’s individual performance by measuring the results of the NEO’s division, and the NEO’s contribution to the Company’s consolidated results. Based on this assessment, and taking into account the actual bonus pool funding, our principal executive officer would then recommend to the Compensation Committee what percentage of target bonus each of the NEOs should receive. The Compensation Committee would be free to accept or reject the recommendation or suggest other factors or outcomes.

Target bonuses are set as a percentage of annual base salary. We believe that senior executives can have the greatest direct impact on the Company’s overall results, and therefore we typically set their bonus targets at a higher percentage of base salaries than other employees. Ms. Stewart, Mr. Koppelman, Ms. Marino and Ms. Millard each have bonus targets of 100% of their base salaries and maximums of 150% provided for in their employment agreements.

Ms. Stewart’s contract guarantees her a bonus of at least 55% of her base salary. There are no guarantees for other executives, although in a few instances we have made first-year guarantees to recruit key talent. In 2008, the establishment of Mr. Koppelman’s target at 100% reflected the Committee’s belief that his compensation as the principal executive officer should generally mirror the compensation of Ms. Stewart and what Ms. Lyne formerly received. Ms. Marino and Ms. Millard also received targets thresholds of 100% of their bases, with a pro-rated base for the year set at $557,000. Mr. Koppelman’s had a pro-rated base for the year calculated at $450,000. The other NEOs had targets of 70%-80% for 2008. Senior executives, except those paid on a commission basis, generally have targets ranging from 10%-70%, depending on responsibilities, title and seniority.

We typically pay part of the target bonus in December, and pay the balance during the following year. In 2008, we paid 15% of each employee’s target bonus in December, representing a portion of the accrued dollars in the bonus. Thereafter, the Compensation Committee determined that, due to the economic downturn, the 15% paid in December would be the entirety of cash bonuses paid, subject to any contractual obligations such as Ms. Stewart’s. For 2008, individual performance did not affect bonuses.

Long-Term Incentive Compensation

To succeed in our business goals, we need to retain key executives and creative talent. One tool to achieve this is to grant annual equity awards. Because these awards vest over time, they provide incentive to stay with the Company over the long term. These equity awards also provide flexibility to the Compensation Committee to reward superior (or reflect subpar) performance by senior executive officers. The Compensation Committee made restricted stock grants to certain NEOs and other key employees in early 2008 reflecting their 2007 performance, as evaluated by Ms. Lyne, the CEO and principal executive officer at that time, and the Compensation Committee. At that time, the Compensation Committee determined to shift the mix of equity grants, emphasizing options over restricted stock. Although changes to the accounting treatment for stock options as a result of the implementation of FAS 123R have made options less attractive to us, because we have to recognize a charge for the value of an option when granted that might be disproportionate to the value received by the recipient upon exercise, we believe options better align the interests of recipients with those of stockholders. If the stock price drops, the award may lose its entire value.

In 2008, the Company granted a limited number of shares of restricted stock for 2007 performance and made more significant option grants to NEOs and several other employees deemed critical to the business. Options granted in March 2008 vest pursuant to a staggered schedule over a three-plus year period, with tranches vesting on each of June 15, 2009, July 15, 2010 and August 15, 2011. These staggered vesting dates were intended to stagger benefits to NEOs and other employees over the course

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of each of the vesting years, thereby minimizing the once-per-year benefit of cash, restricted stock and option awards vesting on the same date. All stock options granted by the Company have been nonqualified stock options priced at fair market value, as defined in the applicable plan, which for the Omnibus Plan is the closing price of our Class A Common Stock on the date the grant is effective.

The grants made in early 2008 were made pursuant to our Amended and Restated 1999 Stock Incentive Plan (the “Employee Stock Plan”). All grants made since May 2008 were made pursuant to our Omnibus Plan, which was approved at our May 2008 annual meeting of stockholders. In 2008, we adopted a policy on equity issuances. Under the policy, grants of equity determined during the course of any calendar month become effective on the first business day of the following calendar month. We then issue and price equity grants on that first business day of the month with an exercise price or value, as the case may be, equal to the closing price of our Class A Common Stock on that day.

When determining the magnitude of a grant to an NEO or other senior executive, we consider the executive’s level of responsibility, competitive practices, and other relevant factors. We tend to make these awards in bands that correlate closely to an executive’s title (e.g., Senior Vice Presidents receive larger grants than Vice Presidents), but, as noted above, an individual executive’s performance in the prior fiscal year might result in his or her receiving a greater or lesser grant. In addition to providing another form of performance-based consideration for the services rendered by our NEOs, we also make equity grants: (i) to help retain the executives by increasing the overall future value of their total compensation by having the grants vest over a period of years and (ii) to give added financial incentives to our NEOs to bring about long-term, Company-wide improvements in adjusted EBITDA, thereby further aligning the executive’s interests with those of our other stockholders.

Based in part on successes achieved by the Company in 2007, the Compensation Committee granted restricted stock and options to our senior executives in February 2008 and March 2008 as follows:

	Options	Restricted Stock

Ms. Stewart	750,000 shares	—
Ms. Marino	300,000 shares	15,000 shares
Ms. Millard	300,000 shares	15,000 shares
Mr. Hochhauser	225,000 shares	15,000 shares
Ms. Towey	100,000 shares	15,000 shares

Further, as described above, in September 2008, Mr. Koppelman, Ms. Marino and Ms. Millard executed new employment agreements with us, reflecting their new roles as Executive Chairman and Co-CEOs, respectively. In connection with these employment agreements, we made grants of restricted stock, performance shares and options to these NEOs in the following amounts:

	Options	Restricted Stock	Performance Shares

Mr. Koppelman	600,000 shares	225,000 shares	200,000 shares
Ms. Marino	100,000 shares	50,000 shares	—
Ms. Millard	100,000 shares	50,000 shares	—

The performance shares issued to Mr. Koppelman are in two tranches of 100,000 shares each, which only vest if our stock price sustains a trading price of $15 and $25, respectively for a period of 60 consecutive days.

In early 2009, the Compensation Committee added performance restricted stock units (“PRSUs”) as an instrument in our equity compensation arrangements. On March 2, 2009, we issued options and PRSUs to our senior executive officers, including our NEOs. The grant of PRSUs represents the right to

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acquire a number of shares, if any, depending upon the Company’s cumulative adjusted EBITDA over a performance period that began on January 1, 2009 and ends on December 31, 2011. The shares may vest in some portion of the totals listed below depending on relative performance. None of the shares subject to the PRSUs will vest if the Company fails to meet 80% of the cumulative adjusted EBITDA target; 50% of the shares vest at 80% of target and 90% of the shares vest at 90% of target (amounts between 50% and 100% are interpolated based on cumulative adjusted EBITDA).

	Options	PRSUs

Ms. Stewart	850,000 shares	—
Mr. Koppelman	550,000 shares	70,000 shares
Ms. Marino	330,000 shares	70,000 shares
Ms. Millard	330,000 shares	70,000 shares
Ms. Towey	22,500 shares	3,750 shares

Perquisites and Personal Benefits

We generally do not provide our NEOs with perquisites found at many other companies. Certain of our NEOs received additional remuneration consistent with our approach to hiring and retaining key personnel. In the case of Robin Marino, who lives a good distance from New York City, the Compensation Committee had increased her total compensation by $50,000 per year in the form of rent reimbursement for an apartment near the Company’s offices. This benefit and payment ceased with the execution of her September 2008 employment agreement.

We require Ms. Stewart to have home security systems and backup power systems and to use security and car services under certain circumstances. We believe that all of these security costs are legitimate business expenses, but we also recognize that these costs can be viewed as personal benefits.

We also provide Ms. Stewart and Mr. Koppelman with use of an aircraft leased by the Company. Ms. Stewart and Mr. Koppelman may use our aircraft for personal travel on a limited basis. The aggregate incremental cost to the Company during fiscal 2008 of such use is reflected in the Summary Compensation Table. We calculate that incremental cost by using the per-hour expense approach. We calculate that hourly expense by adding to the contractual hourly rate the federal excise tax of 7.5% and an estimated fuel cost. The resulting per-hour rate is then multiplied by the number of hours Ms. Stewart or Mr. Koppelman used the plane for personal travel to arrive at the expense associated with that perquisite.

Senior management is eligible to participate in the Company’s 401(k) plan on the same terms as other eligible management-level employees, including Company matching contributions.

Separation Arrangements

In line with our efforts to attract and retain executives with creative skill and managerial excellence, we have entered into employment agreements with Mr. Koppelman, Ms. Stewart, Ms. Marino and Ms. Millard that provide for benefits in connection with certain termination events. Ms. Towey is covered by the Martha Stewart Living Omnimedia, Inc. 2008 Executive Severance Pay Plan. These arrangements are described below under “Potential Payments Upon Termination or Change in Control.” Mr. Hochhauser resigned voluntarily effective after the close of business on December 31, 2008 and received no separation benefits. Ms. Lyne and Mr. Barton also left our employment during 2008. We executed a separation agreement with Ms. Lyne in June 2008 giving her certain separation benefits. Mr. Barton is receiving benefits claimed under our 2005 Executive Severance Pay Plan. The separation benefits received by each of Ms. Lyne and Mr. Barton are described below under “Executive Compensation Agreements.”

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Employee Stock Ownership/Retention Guidelines

In March 2005, the Compensation Committee approved stock ownership guidelines for our principal executive officer and the executive officers who report directly to the principal executive officer, including each of the NEOs, to further align their interests with the interests of our stockholders. These executives are required to own shares of our Class A Common Stock with a value equal to a multiple of their base salaries. The guidelines are five times base salary for our principal executive officer and two times base salary for the executive officers who report directly to our principal executive officer. The number of shares required to be held is calculated by dividing the required dollar amount by $22.06 per share, the price per share that was fixed when the Compensation Committee established the stock ownership guidelines. We determined these multiples by reviewing the policies of other companies as presented to us in a survey provided to us by FWC at the time we adopted the policy. At the end of 2008, the dollar value of shares required to be held by each of our NEOs continuing in our employ is as follows:

Charles Koppelman	$4,500,000 (or 203,990 shares @ $22.06/share)
Robin Marino:	$1,300,000 (or 58,931 shares @ $22.06/share)
Wenda Millard:	$1,300,000 (or 58,931 shares @ $22.06/share)
Gael Towey:	$917,014 (or 43,064 shares @ $22.06/share)

Mr. Koppelman and Ms. Towey hold shares in excess of the required number. These guidelines provide that newly hired or promoted individuals, such as Ms. Millard, and Ms. Marino, be required to hold at least 75% of their vested shares (after accounting for shares surrendered to pay tax obligations) or stock options (after accounting for the exercise price) before they are permitted to sell shares of Company stock. These individuals are deemed to be in compliance with our guidelines while accruing the share thresholds required of them pursuant to this policy. As a result, all of the remaining NEOs are in compliance and the Company has not granted a waiver from these guidelines. Ms. Stewart, who owns more than a majority of the Company’s stock, is not subject to the guidelines.

Tax Issues

The Compensation Committee also oversees compliance with Internal Revenue Code Section 162(m), which generally disallows a tax deduction to public companies for compensation over $1 million paid to the CEO or any of the other four most highly compensated executive officers, subject to certain exceptions. The Compensation Committee believes, however, that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

The table below summarizes the total compensation paid or earned by each NEO as well as our Founder, for the fiscal year ended December 31, 2008.

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SUMMARY COMPENSATION TABLE

										Non-Equity
						Stock		Option		Incentive Plan	All Other
				Bonus		Awards		Awards		Compensation	Compensation		Total
Name and Principal Position	Year	Salary		($)		($) (1)		($) (2)		($) (3)	($) (4)		($)

Charles Koppelman	2008	$152,308	(5)	—		$1,152,344	(6)	$442,312		$67,500	2,136,759	(7)	3,951,223
Executive Chairman and Principal Executive Officer
Susan Lyne	2008	470,769		1,032,345		153,669		—	(4)	—	14,850	(8)	1,671,633
Former CEO	2007	900,000		—		1,796,669		1,228,952		—	9,072		3,934,693
	2006	900,000		—		1,050,377		1,496,483		950,000	8,922		4,405,782
Howard Hochhauser	2008	396,731		—		54,527	(9)	—	(9)	48,000	7,386	(10)	506,644
CFO	2007	350,000		—		235,590	(9)	—		260,000	7,236		852,826
	2006	311,500		—		109,446	(9)	4,461		245,000	7,083		677,490
Martha Stewart	2008	900,000		495,000		—		452,383		—	3,594,136	(11)	5,441,519
Founder	2007	900,000		495,000		—		—		378,000	288,854		2,061,854
	2006	900,000		495,000		—		32,391		505,000	163,785		2,096,176
Wenda Harris Millard	2008	603,045		—		564,004		205,496		83,550	8,142	(12)	1,464,237
President of Media	2007	253,083		890,000		256,486		59,893		—	30,215		1,489,677
Co-Chief Executive Officer
Robin Marino	2008	599,449		150,000	(13)	545,334		205,496		83,550	50,342	(14)	1,634,171
President of Merchandising	2007	495,000		—		669,791		—		440,000	57,992		1,662,783
Co-Chief Executive Officer	2006	495,000		—		483,286		—		425,000	57,742		1,461,028
Gael Towey	2008	464,307		—		177,228		60,318		48,143	9,222	(15)	759,218
Chief Creative Officer	2007	458,507		—		289,542		—		325,000	9,072		1,082,121
Gregory Barton	2008	278,462		67,200	(16)	400,463		—	(17)	—	4,321	(18)	1,363,245
Former General Counsel

(1)	Amounts indicated represent the dollar amount recognized for financial statement reporting purposes for each individual during 2006, 2007 and 2008, as applicable, pursuant to FAS 123R, disregarding estimated forfeitures relating to service-based vesting conditions. No restricted stock awards were forfeited by any of the named executive officers during the stated fiscal year. For each of the restricted stock awards made under the Omnibus Plan, fair value is calculated using the closing price on the grant day multiplied by the number of shares. For each of the restricted stock awards made under the 1999 Plan, fair value was calculated using the closing price on the date prior to the grant multiplied by the number of shares. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers. Please also refer to the “Grants of Plan-Based Awards Table” for information on awards made in fiscal year 2008.

(2)	Amounts indicated represent the dollar amount recognized for financial statement reporting purposes for each individual during 2006, 2007 and 2008, as applicable, for stock option awards granted in that fiscal year and in prior fiscal years, in accordance with FAS 123R, disregarding estimated forfeitures related to service-based vesting conditions. These amounts do not represent the actual value that may be realized by the named executive officers. For the assumptions used to determine the compensation expense, see Note 9 to our 2008 audited financial statements included in our Annual Report on Form 10-K. Please also refer to the “Grants of Plan-Based Awards Table” for information on option awards made in fiscal year 2008.

(3)	Amounts represent the actual annual incentive compensation awards earned with respect to each year by each officer pursuant to our annual incentive plan. For additional information on these awards, see the “Grants of Plan Based Awards Table” below and “Compensation Discussion and Analysis.”

(4)	Ms. Lyne was awarded options for 400,000 shares in March 2008. Because these options were forfeited during 2008, no amount was recognized for financial statement reporting purposes as of year end.

(5)	Mr. Koppelman became a salaried employee of the Company during 2008.

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(6)	Includes $829,634 SFAS 123(R) expense associated with Class A Common Stock awarded to him as a director and associated with the CAK Entertainment Consulting Agreement, and $322,710 SFAS 123(R) expense associated with awards made to him as an employee of the Company.

(7)	Mr. Koppelman’s 2008 other compensation of $2,136,759 consists of: (i) $543,750 in consulting fees under the CAK Entertainment Consulting Agreement; (ii) $1,080,414 paid to accelerate and satisfy amounts due pursuant to the CAK Entertainment Consulting Agreement (consisting of $480,000 as the balance of cash fees and $600,414 in remaining milestone payments); (iii) $234,897 in cash fees paid to CAK Entertainment for satisfaction of performance criteria under the CAK Consulting Agreement; (iv) a $150,000 fee paid to CAK Entertainment in connection with Company’s acquisition of the assets relating to the business of Emeril Lagasse; (v) $60,000 for his use of a driver; (vi) $57,645 in fees paid to Mr. Koppelman as a non-employee director; (vii) $8,998 for personal use of the Company’s plane calculated by aggregating the incremental cost for his personal flights; and (viii) $1,055 in life insurance premiums.

(8)	Ms. Lyne’s 2008 other compensation consists of (i) $10,320 paid to her for unpaid or forfeited contributions to the Company’s 401(k) plan for 2008, (ii) $3,279 in COBRA expenses and (iii) $1,250 paid in life insurance premiums, all pursuant to our separation agreement with Ms. Lyne.

(9)	Mr. Hochhauser was awarded 15,000 shares of restricted stock in February 2008. Mr. Hochhauser forfeited these shares, as well as 8,375 shares granted in 2007 and 6,800 granted in 2006 and 2,027 restricted stock units immediately after fiscal year end. The amount included in the Stock Awards column excludes the $139,547 attributable to these forfeited awards for 2008 under FAS 123R. Mr. Hochhauser was awarded options for 225,000 shares in March 2008. The $135,715 attributable to this award for 2008 under FAS 123R was not recognized for financial statement reporting purposes because Mr. Hochhauser forfeited the option immediately after fiscal year end.

(10)	Mr. Hochhauser’s 2008 other compensation consists of (i) $6,900 in matching contributions to the Company’s 401(k) plan and (ii) $486 in life insurance premiums.

(11)	Ms. Stewart’s 2008 other compensation of $3,594,136 consists of: (i) $3,250,000 in payments made to entities controlled by Ms. Stewart in connection with the Location Rental Agreement and Intellectual Asset Licensee Agreement, of which $2,000,000 was attributable to the period from September 2008 through August 2009, and $1,250,000 was paid as a make-whole for the prior annual period; (ii) a $100,000 annual non-accountable expense allowance; (iii) $193,066 of fees earned by Ms. Stewart as talent on our television show; (iv) $33,250 for the portion of personnel costs paid for by the Company for individuals performing work for Ms. Stewart for which the Company was not otherwise reimbursed; (v) $11,224 for personal use of the Company’s plane, calculated by aggregating the incremental cost for her personal flight; and (vi) $6,594 for life insurance premiums.

(12)	Ms. Millard’s 2008 other compensation consists of (i) $6,900 in matching contributions to the Company’s 401(k) plan and (ii) $1,242 in life insurance premiums.

(13)	Ms. Marino was paid a spot bonus in the amount of $150,000 on May 6, 2008, with the provision that she repay the Company one-half of that amount if she is no longer employed by the Company on the first anniversary of the bonus payment date.

(14)	Ms. Marino’s 2008 other compensation of $50,342 consists of (i) $42,200 paid to her as reimbursement for rent of her apartment in New York (ii) $6,900 in matching contributions to the Company’s 401(k) plan and (iii) $1,242 in life insurance premiums.

(15)	Ms. Towey’s 2008 other compensation consists of (i) $6,900 in matching contributions to the Company’s 401(k) plan match and (ii) $2,322 in life insurance premiums.

(16)	Mr. Barton was General Counsel until August 2008. Mr. Barton’s Bonus payments pursuant to the 2005 Executive Severance Pay Plan are valued at $67,200, representing 15% of bonus amounts as paid to executives other than Ms. Stewart for 2008. Mr. Barton claims entitlement to 100% of the aggregate target bonuses relating to 2008, an amount that would equal $448,000.

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(17)	Mr. Barton was awarded options for 100,000 shares in March 2008. Because these options were forfeited during 2008, no amount was recognized for financial statement reporting purposes as of year end.

(18)	Mr. Barton’s 2008 other compensation consists of (i) $3,792 in COBRA expenses and (ii) $529 in life insurance premiums.

GRANTS OF PLAN-BASED AWARDS IN 2008

							All Other			Grant Date
					All Other Stock		Option			Fair Value
					Awards:		Awards: #		Exercise or	of Each
		Estimated Future Payouts Under			Number of		of Securities		Base Price	Stock and
		Non-Equity Incentive Plan Awards (1)			Shares of Stock		Underlying		of Option	Option
		Threshold	Target	Maximum	or Units		Options		Awards	Awards
Name	Grant Date	($)	($)	($)	(#)		(#)		($/Share)	($)

Charles Koppelman			450,000	675,000					—	—
	10/1/2008				225,000	(2)				1,919,250
	10/1/2008				200,000	(3)				1,654,000
	10/1/2008						600,000	(4)	8.53	1,962,000
Susan Lyne			900,000	1,350,000
	3/3/2008						400,000	(5)	7.04	1,024,000
	3/3/2008				124,005	(6)				872,995
Howard Hochhauser			245,000
	2/6/2008				15,000	(7)				93,150
	3/3/2008						225,000	(5)	7.04	576,000
Martha Stewart(8)			405,000	855,000
	3/3/2008						750,000	(5)	7.04
										1,920,000
Wenda Harris Millard			557,000	835,500
	2/6/2008				15,000	(7)				93,150
	3/3/2008						300,000	(5)	7.04	768,000
	10/1/2008				50,000	(4)				426,500
	10/1/2008						100,000	(4)	8.53	327,000
Robin Marino			557,000	835,500
	2/6/2008				15,000	(7)				93,150
	3/3/2008						300,000	(5)	7.04	768,000
	10/1/2008				50,000	(4)				426,500
	10/1/2008						100,000	(4)	8.53	327,000
Gael Towey			320,953
	2/6/2008				15,000	(7)				93,150
	3/3/2008						100,000	(5)	7.04	256,000
Gregory Barton			280,000
	2/6/2008				15,000	(7)				93,150
	3/3/2008						100,000	(5)	7.04	256,000

(1)	Amounts represent target amounts payable to each officer pursuant to our 2008 annual incentive plan, which plan does not have specific thresholds or maximums. For the actual amounts paid to each officer pursuant to this plan, see the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above.

(2)	Of these shares, 91,666 will vest on October 1, 2009, 66,666 will vest on October 1, 2010 and 66,667 will vest on October 1, 2011.

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(3)	Of these shares, 100,000 will vest if and only if the fair market value of the Class A Common Stock is at least $15 on each of the immediately preceding 60 consecutive trading days and 100,000 will vest if and only if the fair market value is at least $25 on each of the immediately preceding 60 consecutive trading days.

(4)	Thirty-three percent of the shares will vest on each on October 1, 2009 and October 1, 2010 and 34% will vest on October 1, 2011.

(5)	With the exception of Ms. Lyne’s, and Mr. Barton’s 2008 option awards, which were forfeited by year end 2008 and Mr. Hochhauser’s, which was forfeited immediately after fiscal year end, thirty-three percent of the shares will vest on each of June 15, 2009 and July 15, 2010 and 34% will vest on August 15, 2011.

(6)	In 2008, Ms. Lyne elected to convert her $873,000 2007 cash bonus into 124,005 shares of Class A Common Stock, of which 59,214 were withheld to pay applicable withholding taxes.

(7)	Except for Mr. Hochhauser, whose shares were forfeited immediately after fiscal year end, thirty-three percent of the shares will vest on each of February 6, 2009 and February 6, 2010 and 34% will vest on February 6, 2011.

(8)	Ms. Stewart receives a guaranteed bonus of $495,000 per year. In addition, she is eligible under her employment agreement to receive up to $855,000 in additional awards, bringing her total potential bonus up to $1,350.000.

EXECUTIVE COMPENSATION AGREEMENTS

COMPENSATION OF MR. KOPPELMAN

Prior to becoming our Executive Chairman, Charles Koppelman served as Chairman of the Board and performed certain additional functions not typically associated with the role of chairman of the board. Mr. Koppelman also served as a consultant to the Company.

We initially entered into a one-year consulting agreement with Mr. Koppelman on January 24, 2005. Pursuant to that initial agreement, we paid Mr. Koppelman $450,000 per year, and granted Mr. Koppelman 50,000 restricted shares of our Class A Common Stock, subject to performance triggers contained in that agreement. These shares have vested in full. Mr. Koppelman also received an option to purchase 200,000 shares of our Class A Common Stock at an exercise price of $28.55 per share, which has vested in full. On October 21, 2005, we entered into a two-year consulting arrangement with CAK Entertainment Inc. (“CAK Entertainment”), an entity wholly-owned by Mr. Koppelman (the “CAK Entertainment Consulting Agreement”). This second consulting agreement replaced the initial consulting agreement with Mr. Koppelman, though Mr. Koppelman was entitled to keep the equity grants made to him pursuant to the initial agreement. Under the terms of the CAK Entertainment Consulting Agreement, CAK Entertainment made Mr. Koppelman’s consulting services available to us on a non-exclusive basis. In consideration for Mr. Koppelman’s services, we paid CAK Entertainment $725,000 per year in equal monthly installments. In addition, we granted Mr. Koppelman (i) an option to purchase 200,000 shares of the Class A Common Stock, with an exercise price equal to $20.35 per share, the stock’s fair market value on the date of grant, and (ii) 75,000 restricted shares of our Class A Common Stock, all of which were subject to performance-based vesting. CAK Entertainment also was eligible to receive a performance fee of up to $2,400,000 conditioned upon the achievement of certain performance milestones and an additional $600,000 if the Company met certain additional thresholds, which targets were clarified in a modification to this second consulting agreement executed on July 19, 2007. The July 2007 modification to the CAK Entertainment Consulting Agreement extended the agreement for an additional year. The CAK Entertainment Consulting Agreement would have extended for another year unless either party gives notice by July 23, 2008 that it elected not to extend the agreement. The Company also entered into a registration rights agreement with Mr. Koppelman

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providing for one demand registration right and unlimited piggyback registration rights (subject to customary cutbacks), of all shares of Class A Common Stock owned by Mr. Koppelman, including shares underlying options granted to Mr. Koppelman.

Mr. Koppelman became our Executive Chairman and Principal Executive Officer in July 2008. On September 17, 2008, we entered into an employment agreement with Mr. Koppelman in that capacity. The employment agreement terminated the CAK Entertainment Consulting Agreement. In connection with the termination, we paid CAK Entertainment the balance of cash fees payable in 2008, consisting of $480,000 in cash. We also accelerated the vesting of the unvested portions of the equity awards granted pursuant to the CAK Entertainment Consulting Agreement, the balance of which consisted of 30,482 shares of restricted Class A Common Stock and stock options to purchase 81,283 shares of Class A Common Stock. We also agreed to pay remaining milestone performance payments provided for under the CAK Entertainment Consulting Agreement in the amount of $600,414 on January 9, 2009.

The employment agreement with Mr. Koppelman extends until December 31, 2012. The agreement automatically extends for additional 12-month periods thereafter unless either the Company or Mr. Koppelman provides written notice to the other of its intention not to extend by June 30th before the then-scheduled expiration date. We pay Mr. Koppelman an annual base salary of $900,000 (subject to increase at the discretion of the Board), retroactive to Mr. Koppelman’s July 25, 2008 starting date, but reduced by payments made in connection with the consulting agreement through October 2008. The agreement provides for an annual cash bonus of 100% of base salary, with a maximum bonus of 150% of base salary, based on achievement of goals to be established by the Compensation Committee of the Board. The agreement with Mr. Koppelman also provided for a payment of a $300,000 bonus in the event the Company’s 2008 adjusted EBITDA is 10% higher than the Company’s 2007 adjusted EBITDA. As this target was not satisfied, this bonus was not paid.

In connection with his employment agreement, we granted Mr. Koppelman a restricted stock award of 425,00 shares of our Company’s Class A Common Stock on October 1, 2008, of which (i) 25,000 shares will vest on the first anniversary of the grant date, (ii) 200,000 shares will vest in three approximately equal tranches on the first, second and third anniversaries of the date of grant, (iii) 100,000 shares will vest if and only if the fair market value (as defined in the Omnibus Plan) of the Class A Common Stock is at least $15 on each of the immediately preceding 60 consecutive trading days during the initial Employment Term (as defined in the employment agreement); and (iv) 100,000 shares will vest if and only if the fair market value of the Class A Common Stock is at least $25 on each of the immediately preceding 60 consecutive trading days during the initial Employment Term. Mr. Koppelman also received an option to acquire 600,000 shares of the Company’s Class A Common Stock on October 1, 2008, which vests in three approximately equal tranches on the first, second and third anniversaries of the date of grant.

The Company agreed to reimburse Mr. Koppelman up to $60,000 per year for the use of a driver, and, to the extent feasible and available, will provide Mr. Koppelman with office space for others working with him on non-Company related matters, the cost of which will be reimbursed to the Company by Mr. Koppelman. Mr. Koppelman is entitled to participate in our employee benefit plans, policies, programs, perquisites and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent he meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement. We reimburse Mr. Koppelman for all reasonable business expenses, including first class transportation or travel on a private plane to the extent that the private plane is available.

The agreement contains customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, the Executive Chairman cannot

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compete with the Company for an 18-month period following termination unless the agreement expires in accordance with its term or Mr. Koppelman terminates the agreement for “good reason.”

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance payments payable under Mr. Koppelman’s employment agreement.

EMPLOYMENT AGREEMENT WITH MARTHA STEWART

We entered into a five-year employment agreement with Martha Stewart on September 17, 2004. During the term of the agreement, Ms. Stewart serves as our Founder, a non-officer position. Ms. Stewart receives a base salary of $900,000 per year, subject to annual review by the Board and increases at the Board’s discretion. Ms. Stewart is entitled to an annual bonus in an amount determined by the Compensation Committee based on the achievement of Company and individual performance goals established by the Compensation Committee for each fiscal year, with a target annual bonus equal to 100% of base salary and a maximum annual bonus equal to 150% of base salary, but in no event less than 55% of base salary.

Ms. Stewart is entitled to participate in all of our welfare benefit plans and programs for the benefit of our senior executives, on a basis no less favorable than in effect immediately prior to the effective date of her employment agreement, and is eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by us for the benefit of our senior executives, other than any equity-based incentive plans (although the Board may make grants of stock options), severance plans, retention plans and any annual cash incentive plan, on a basis no less favorable than in effect immediately prior to the effective date of her employment agreement. Ms. Stewart is entitled to reimbursement for all business, travel and entertainment expenses on a basis no less favorable than in effect immediately prior to the effective date of her employment agreement and subject to our current expense reimbursement policies. We are also required to provide Ms. Stewart with automobiles and drivers on a basis no less favorable than in effect immediately prior to the effective date of her employment agreement, and certain other benefits. In addition, Ms. Stewart receives an annual non-accountable expense allowance of $100,000 per year.

The employment agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions. Under the agreement, Ms. Stewart cannot compete with us or solicit our employees during her term of employment. In addition, if Ms. Stewart’s employment is terminated by the Company for cause or by Ms. Stewart without good reason, each as defined in her agreement, the non-competition and non-solicitation restrictions continue for 12 months after the termination of employment.

See “Certain Relationships and Related Party Transactions — Transactions with Martha Stewart” for a discussion of certain payments constituting Other Compensation. See also “Potential Payments Upon Termination or Change in Control” for a discussion of severance payments payable under Ms. Stewart’s employment agreement.

EMPLOYMENT AGREEMENT WITH SUSAN LYNE

On November 11, 2004, we entered into an employment agreement with Susan Lyne, pursuant to which Ms. Lyne served as our President and Chief Executive Officer until June 10, 2008. Ms. Lyne received a base salary of $900,000 per year. Ms. Lyne also was entitled to an annual bonus in an amount determined by our Compensation Committee based on the achievement of performance goals established by our Compensation Committee for each fiscal year, with a target annual bonus equal to 100% of base salary and a maximum annual bonus equal to 150% of base salary.

Ms. Lyne was entitled to participate in our employee benefit plans, policies, programs, perquisites and arrangements that we provide generally to our similarly situated employees (excluding for this purpose

PS30

Martha Stewart) to the extent she met the eligibility requirements for any such plan, policy, program, perquisite or arrangement. We reimbursed Ms. Lyne for all reasonable business expenses, including first class transportation or travel on a private plane to the extent that the private plane was available.

On June 10, 2008, we entered into a separation agreement and related waiver and release of claims with Ms. Lyne (collectively, the “Separation Agreement”). The Separation Agreement provided that Ms. Lyne resign as the Company’s President and Chief Executive Officer, and continue to serve as an advisor for a period of 30 days to effect an orderly transition. Ms. Lyne remained a member of the Board of Directors during that transitional period. The Separation Agreement provided that we pay Ms. Lyne her unpaid salary and accrued vacation time through the last day of employment ($65,769); her salary from the last day of her employment through the end of the year ($426,575); and a portion of her annual bonus in the amount of $540,000. We also paid her attorneys’ fees in the amount of $15,000. Because the Company only paid bonuses to executives at a rate of 15%, Ms. Lyne did not receive an additional bonus payment. The Company also agreed to reimburse Ms. Lyne for COBRA costs, which equaled $3,280 in 2008. We also provided her with $10,320 for unpaid or forfeited Company 401(k) contributions, and accelerated the vesting of her restricted stock, and restricted stock units and options, but not her option for 400,000 shares awarded in March 2008, which was forfeited. The Separation Agreement amended certain provisions of Ms. Lyne’s original employment agreement, eliminating the termination payments and noncompetition provision, while extending the nonsolicitation provision to a period of 24 months; and making the nondisparagement provision perpetual.

EMPLOYMENT AGREEMENT WITH WENDA HARRIS MILLARD AS PRESIDENT – MEDIA

On June 25, 2007, we entered into an employment agreement with Wenda Harris Millard, pursuant to which Ms. Millard became our President of Media on July 16, 2007. We entered into a new employment agreement with Ms. Millard that became effective as of June 11, 2008, pursuant to which she and Ms. Marino became our Co-CEOs. Those agreements are described below.

Under Ms. Millard’s 2007 agreement, she received a base salary of $550,000 per year. Ms. Millard also was entitled to an annual bonus in an amount determined by our Compensation Committee based on the achievement of performance goals established by our Compensation Committee for each calendar year, with a target annual bonus equal to 80% of her base salary. Ms. Millard was entitled to participate in our employee benefit plans, policies, programs, and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Ms. Lyne and Martha Stewart) to the extent she met the eligibility requirements for any such plan, policy, program, perquisite or arrangement.

Prior to joining us as President of Media, Ms. Millard was a director of the Company. From 2004 until she resigned from our Board in July 2007 to become our President of Media. Ms. Millard received payments from us in cash and equity as a director. Her 2007 payments included director compensation.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable under Ms. Millard’s employment agreement.

EMPLOYMENT AGREEMENTS WITH WENDA HARRIS MILLARD AND ROBIN MARINO AS CO-CEOS

We executed agreements with each of Wenda Harris Millard and Robin Marino, effective June 11, 2008. These agreements made each of them Co-CEOs, as well as President – Media and President – Merchandising, respectively. The agreements are otherwise essentially identical, with a term until December 31, 2011. The agreements automatically extend for additional 12-month periods thereafter unless either the Company or the applicable Co-CEO provides written notice to the other of its intention not to extend before the then-scheduled expiration date.

PS31

Each of our Co-CEOs receives an annual base salary of $650,000 (subject to increase at the discretion of the Board). In addition, the Co-CEOs are eligible for an annual cash bonus of 100% of base salary, with a maximum bonus of 150% of base salary, based on achievement of goals established by the Compensation Committee. For 2008, the Co-CEOs had pro-rated target bonuses of $557,000. The Company also paid $15,000 for legal fees related to the negotiation of each of the Co-CEO’s employment agreements.

Ms. Millard and Ms. Marino each received a restricted stock award of 50,000 shares and an option to acquire 100,000 shares on October 1, 2008, which equity vests in three approximately equal tranches on the first, second and third anniversaries of the date of grant. The option has a seven-year term.

Ms. Millard and Ms. Marino are entitled to participate in our employee benefit plans, policies, programs, and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent either of them meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.

The agreements contain customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreements, neither Co-CEO can compete with the Company for the 18-month period following termination in connection with their respective lines of business unless the agreement expires in accordance with its term.

In the agreements, the Company agreed to recommend that each of the Co-CEO’s be appointed to the Board as soon as practicable, but in no event later than June 11, 2009. The Company also agreed that any such appointment would only be made if it extended to both Co-CEOs.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable under the Co-CEOs’ employment agreements.

GREGORY BARTON

Mr. Barton, our former General Counsel, received a base salary of $400,000 and had a target annual bonus of 70% of base salary. He left the Company in August 2008 and pursuant to our 2005 Executive Severance Pay Plan receives severance in the amount of continued salary for 12 months, plus a proportionate payment of his bonus for 2008 and payment of the target bonus for the year. We value the bonuses at $67,200, representing 15% of the bonus amounts as paid to executives other than Ms. Stewart for 2008. Mr. Barton claims entitlement to 100% of these bonuses relating to 2008, an amount equal that would equal $448,000. Pursuant to the severance plan, we also accelerated the vesting of Mr. Barton’s outstanding restricted stock awards, as a result of which he received 22,480 shares (17,520 shares having been withheld for taxes). He also received $3,792 in COBRA expenses.

PS32

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

	Option Awards (1)					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or		Market Value of
	Underlying	Underlying				Units of		Shares or Units
	Unexercised	Unexercised		Option		Stock That		of Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($) (2)

Charles Koppelman	25,000			10.61	7/22/2014
	200,000			28.55	1/24/2015
	200,000			20.35	10/27/2015
	7,500			17.31	5/17/2016
	7,500			18.09	5/17/2017
		7,500	(3)	9.09	5/20/2018
		600,000	(4)	8.53	9/30/2018
						225,000	(5)	585,000
						200,000	(6)	520,000
Susan Lyne	25,000			8.97	6/21/2014
	400,000			18.57	11/11/2014
Howard Hochhauser	2,000			6.78	8/9/2012
		225,000	(7)	7.04	3/03/2018
						6,800	(8)	17,680
						8,375	(8)	21,775
						2,027	(8)	5,270
						15,000	(8)	39,000
Martha Stewart	150,000			15.90	2/15/2012
	150,000			25.56	2/25/2010
		750,000	(7)	7.04	3/03/2018
Wenda Harris Millard	7,500			18.09	5/17/2017
	7,500			17.31	5/17/2016
	7,500			24.57	5/11/2015
	25,000			8.97	6/21/2014
		300,000	(7)	7.04	3/03/2018
		100,000	(4)	8.53	9/30/2018
						15,000	(9)	39,000
						62,817	(10)	163,324
						50,000	(11)	130,000
Robin Marino		300,000	(7)	7.04	3/03/2018
		100,000	(4)	8.53	9/30/2018
						4,250	(12)	11,050
						10,050	(13)	26,130
						2,027	(14)	5,270
						15,000	(9)	39,000
						13,400	(15)	34,840
						50,000	(11)	130,000
Gael Towey	21,000			6.78	8/9/2012
		100,000	(7)	7.04	3/03/2018
						4,250	(12)	11,050
						8,375	(13)	21,775
						15,000	(9)	39,000
Gregory Barton	—	—				—

PS33

(1)	Options are granted at an exercise price equal to the fair market value on the date of grant. Under the Employee Stock Plan, fair market value is defined as the closing price of Class A Common Stock on the last business day before the grant. Under the Omnibus Plan, fair market value is defined as the closing price of Class A Common Stock on the date of grant.

(2)	Market value is calculated by multiplying the number of shares that have not vested by $2.60, the closing market price of the Class A Common Stock on December 31, 2008.

(3)	Vests May 20, 2009.

(4)	Thirty-three percent of the shares subject to this option will vest on October 1, 2009 and October 1, 2010 and 34% will vest on October 1, 2011.

(5)	Of these shares 91,666 will vest on October 1, 2009, 66,666 will vest on October 1, 2010 and 66,667 will vest on October 1, 2011.

(6)	Of these shares, 100,000 will vest if and only if the fair market value of the Class A Common Stock is at least $15 on each of the immediately preceding 60 consecutive trading days and 100,000 shares will vest if and only if the fair market value is at least $25 on each of the immediately preceding 60 consecutive trading days.

(7)	Thirty-three percent of the shares subject to this option will vest on June 15, 2009 and July 15, 2010 and 34% will vest on August 15, 2011, except in the case of Mr. Hochhauser who forfeited his option immediately after fiscal year end.

(8)	Because Mr. Hochhauser voluntarily terminated his employment, these shares were forfeited immediately after fiscal year end.

(9)	Thirty-three percent of the shares will vest on February 6, 2009 and February 6, 2010 and 34% will vest on February 6, 2011.

(10)	One half of the shares will vest on each of July 17, 2009 and July 17, 2010.

(11)	Thirty-three percent of the shares will vest on October 1, 2009 and October 1, 2010 and 34% will vest on October 1, 2011.

(12)	Vests on February 21, 2009.

(13)	One half of the shares vest on each of January 1, 2009 and January 1, 2010.

(14)	One half of the shares vest on each of February 27, 2009 and February 27, 2010.

(15)	One half of the shares will vest on April 27, 2009 and April 27, 2010.

PS34

OPTION EXERCISES AND STOCK VESTED DURING 2008

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired	Value	Shares	Value
	on	Realized on	Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting (1)
Name	(#)	($)	(#)	($)

Charles Koppelman	—	—	69,720	561,976
Susan Lyne	—	—	145,896	1,038,924
Howard Hochhauser	—	—	14,849	124,454
Martha Stewart	—	—	—	—
Wenda Harris Millard	—	—	31,404	184,027
Robin Marino	—	—	31,974	266,438
Gael Towey	—	—	16,063	139,829
Gregory Barton	—	—	40,000	354,800

(1)	Value realized was calculated by multiplying (i) the number of shares vested by (ii) the closing price of the Class A Common Stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below show certain potential payments that would have been made to an incumbent named executive officer had a termination hypothetically occurred on December 31, 2008 under various scenarios, or had a a change in control hypothetically occurred on December 31, 2008. In accordance with SEC rules, the potential payments were determined under the terms of each named executive officer’s respective employment agreement or governing severance plan as in effect on that date. The tables do not include the value of vested but unexercised stock options as of December 31, 2008. The Benefit Continuation expense was calculated using COBRA rates for medical, dental, vision and life insurance coverage. The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables. Because the payments to be made to a named executive officer or the value of accelerated equity awards depend on several factors, the actual amounts to be paid out or the value received upon a named executive officer’s termination of employment or upon a change in control can only be determined at the time of the event. In all events of termination, a named executive officer is entitled to earned but unpaid salary, bonus (if any), benefits including accrued vacation, and unreimbursed business expenses through the date of termination. This table assumes that our pay period ended on, and included pay for, December 31, 2008, and that there was no accrued vacation at such date.

Mr. Hochhauser voluntarily resigned as of December 31, 2008 and received no payments other than payment of his base salary and accrued vacation through that date.

PS35

Value of Accelerated Equity Awards (2)
	Cash	Benefit		Restricted
Charles Koppelman:	Severance (1)	Continuation	Options	Stock	Total

Change in Control	—	—	—	$585,000	$585,000
Termination by Company without “cause”/by Employee for “good reason” (3)	$1,350,000	$9,149	—	585,000	1,944,149
Termination for cause	—	—	—	—	—
Disability	—	—	—	—	—
Death	—	—	—	—	—
All Other	—	—	—	—	—

			Value of Accelerated Equity Awards (2)
	Cash	Benefit		Restricted
Martha Stewart:	Severance (1)	Continuation	Options	Stock	Total

Change in Control	—	—	—	—	—
Termination by Company without “cause”/by Employee for “good reason” (4)	$7,700,000	$20,250	—	—	$7,720,250
Termination for cause	—	—	—	—	—
Disability (4)	636,000	—	—	—	636,000
Death (4)	636,000	—	—	—	636,000
All Other	—	—	—	—	—

			Value of Accelerated Equity Awards (2)
	Cash	Benefit		Restricted
Ms. Millard:	Severance (1)	Continuation	Options	Stock	Total

Change in Control	—	—	—	$332,324	$332,324
Termination by Company without “cause”/by Employee for “good reason” (5)	$975,000	$17,253	—	332,324	1,324,577
Termination for cause	—	—	—	—	—
Disability	—	—	—	202,324	202,324
Death	—	—	—	202,324	202,324
All Other	0	0	—	—	—

			Value of Accelerated Equity Awards (2)
	Cash	Benefit		Restricted
Ms. Marino:	Severance (1)	Continuation	Options	Stock	Total

Change in Control	—	—	—	$246,290	$246,290
Termination by Company without “cause”/by Employee for “good reason” (6)	$975,000	$17,253	—	246,290	1,238,543
Termination for cause	—	—	—	—	—
Disability	—	—	—	116,290	116,290
Death	—	—	—	116,290	116,290
All Other	—	—	—	—	—

			Value of Accelerated Equity Awards (2)
	Cash	Benefit		Restricted
Ms. Towey:	Severance (1)	Continuation	Options	Stock	Total

Change in Control	—	—	—	—	—
Termination by Company without “cause”/Employee for “good reason” (7)	$687,760	$11,503	—	$71,825	$771,088
Termination for cause	—	—	—	—	—
Disability	—	—	—	71,825	71,825
Death	—	—	—	71,825	71,825
All Other	—	—	—	—	—

PS36

(1)	As 2008 bonus payments of 15% of target bonus and Ms Stewart’s guaranteed bonus were made to each of the incumbent named executive officers prior to December 31, 2008, no additional bonus amounts would have been payable in connection with a termination as of that date. The payments made for 2008 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Based on the closing stock price of the Class A Common Stock on December 31, 2008 of $2.60. Because all of the options held by the named executives at of December 31, 2008 had exercise prices that exceeded the closing price, no benefit would have been received as of that date had the vesting of these options been accelerated.

(3)	Under Mr. Koppelman’s employment agreement, in these circumstances, he would have been entitled to receive a lump-sum payment equal to 18 months of salary, immediate vesting of any unvested option and restricted stock awards (but not performance shares); and continuation of coverage under our health insurance plan for two years, or less if Mr. Koppelman obtains subsequent employer-provided coverage; in all cases subject to his execution of a release in favor of the Company.

(4)	Under Ms. Stewart’s employment agreement, she would have been entitled to receive a lump sum payment equal to the sum of: base salary through the date of termination; three times her base salary (or $2,700,000); and the higher of (1) $5,000,000 or (2) three times the highest annual bonus paid with respect to any fiscal year beginning during the term of the agreement and continuation of coverage under our health and life insurance plans for the greater of the remaining term of the agreement or three years. In the event of termination due to disability, the Company is obligated to pay Ms. Stewart the excess, if any, of her base salary over the amount of any long-term benefits she would receive. If Ms. Stewart dies, the Company will pay her beneficiary or estate Ms. Stewart’s base salary (less any long term disability benefits paid to Ms. Stewart) for the duration of the term of employment. For purposes of death and disability payments, this table assumes no long-term benefits and full payment of $900,000 salary by the Company through the employment term, which expires on September 16, 2009.

The above table does not include any value for use of automobiles, staff and offices by Ms. Stewart for a three-year period following such a termination or the royalty of 3% of the revenues we derive from any of our products or services bearing certain of the marks licensed to us that we would pay as a result of such a termination. For more information regarding this license agreement, see “Certain Relationships and Related Party Transactions — Transactions with Martha Stewart — Intellectual Property License Agreement.”

(5)	Under Ms. Millard’s employment agreement, she would have been entitled to receive a lump sum payment equal to 18 months of salary and immediate vesting of unvested restricted stock and option awards (other than the March 2008 award). Ms. Millard also would receive continuation of coverage under our health insurance plan for up to 18 months, or less if Ms. Millard obtains subsequent employer-provided coverage; in all cases subject to her execution of a release in favor of the Company.

(6)	Under Ms. Marino’s employment agreement, she would have been entitled to receive a lump sum payment of 18 months of salary and immediate vesting of unvested restricted stock and option awards (other than the March 2008 award). Ms. Marino also would receive continuation of coverage under our health insurance plan for up to 18 months, or less if Ms. Marino obtains subsequent employer-provided coverage; in all cases subject to her execution of a release in favor of the Company.

(7)	Ms. Towey is covered by the Martha Stewart Living Omnimedia, Inc. 2008 Executive Severance Pay Plan and would have been entitled to receive continued payment of base salary for 18 months, immediate vesting of any unvested option and restricted stock awards, continuation of coverage under our health and life insurance plans until the 18-month anniversary of the executive’s termination of employment (or, if earlier, until the executive becomes eligible for benefits of the same type under a plan of a subsequent employer), and up to $30,000 of outplacement benefits, in all cases subject to his execution of a release in favor of the Company.

PS37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of March 16, 2009 (unless otherwise noted), information relating to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of either class of our common stock, (2) each of our directors, (3) each of the NEOs, and (4) all of our current executive officers and directors as a group. The address of each is 11 West 42nd Street, New York, New York 10036.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated, each person has sole voting and investment power over the shares shown in this table. A person is also deemed to be the beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be beneficial owner of the same securities. Additionally, we have assumed the conversion of shares of Class B Common Stock into shares of Class A Common Stock for purposes of listing Ms. Stewart’s and the Martha Stewart Family Limited Partnership’s ownership of Class A Common Stock, but not in calculating the percentage of Class A Common Stock for any other holder or for calculating Ms. Stewart’s and the Martha Stewart Family Limited Partnership’s ownership of Class B Common Stock.

Shares of Class B Common Stock may be converted on a one-for-one basis into shares of Class A Common Stock at the option of the holder. The percentage of votes for all classes is based on one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock.

PS38

BENEFICIAL OWNERSHIP

						%
				Class B Common		Total
	Class A Common Stock			Stock		Voting
Name	Shares		%	Shares	%	Power

Martha Stewart	28,295,949	(1)	51.3%	26,690,125	100.0	90.9	% (2)
Alexis Stewart	28,224,244	(3)	51.2%	26,690,125	100.0	90.9	% (2)
Martha Stewart Family Limited Partnership	27,090,125	(4)	49.4%	26,690,125	100.0	90.6	% (2)
Charles Koppelman	1,086,882	(5)	3.8%	—	—	*
Charlotte Beers	14,705	(6)	*	—	—	*
Michael Goldstein	58,945	(7)	*	—	—	*
Arlen Kantarian	19,132		*
William Roskin	8,063		*	—	—	*
Todd Slotkin	10,286	(8)	*	—	—	*
Susan Lyne	611,916	(9)(10)	2.1%	—	—	*
Howard Hochhauser	22,009	(10)(11)	*	—	—	*
Wenda Harris Millard	194,949	(12)	*	—	—	*
Robin Marino	131,332		*	—	—	*
Gael Towey	176,253	(13)	*	—	—	*
Gregory Barton	22,480	(10)	*	—	—	*
All directors and executive officers as a group (12 persons)	1,736,662	(14)	6.0%	—	—	*

*	The percentage of shares or voting power beneficially owned does not exceed 1%.

(1)	These shares include (i) 5,100 shares of the Class A Common Stock held by Ms. Stewart, (ii) 300,000 shares of the Class A Common Stock that are subject to exercisable options and (iii) 29,816 shares of Class A Common Stock held by the Martha Stewart 1999 Family Trust, of which Ms. Stewart is the sole trustee and as to which she has sole voting and dispositive power. Also includes (a) 400,000 shares of Class A Common Stock held by the Martha Stewart Family Limited Partnership (“MSFLP”), of which Ms. Stewart is the sole general partner, (b) 26,690,125 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of the Class A Common Stock, and all of which are held by MSFLP, (c) 37,270 shares of Class A Common Stock held by the Martha Stewart 2000 Family Trust, of which Ms. Stewart is a co-trustee, and (d) 10,648 shares of Class A Common Stock held by M. Stewart, Inc., the general partner of Martha Stewart Partners, L.P., of which Ms. Stewart is the sole director and as to which she has shared voting and dispositive power. In addition, Martha Stewart may be deemed to beneficially own 822,990 shares of Class A Common Stock held by the Martha and Alexis Charitable Foundation, for which Martha Stewart is a co-trustee and as to which she shares voting and dispositive power.

(2)	Assumes no shares of Class B Common Stock are converted into shares of Class A Common Stock. Total voting power of the Company consists of all outstanding shares of Class A Common Stock (having one vote per share) and all outstanding Class B Common Stock (having 10 votes per share).

(3)	Includes 6,029 shares of Class A Common Stock, owned directly by Alexis Stewart, as to which she has sole voting and dispositive power. In addition, Alexis Stewart may be deemed to beneficially own 822,990 shares of Class A Common Stock held by the Martha and Alexis Charitable Foundation, for which Alexis Stewart is a co-trustee and as to which she shares voting and dispositive power. Ms. Alexis Stewart may also be deemed to beneficially own 27,395,225 shares of Class A Common Stock pursuant to (i) a revocable proxy, dated as of October 6, 2004, whereby Martha Stewart appointed Alexis Stewart as her true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of the Company that are owned by

PS39

Martha Stewart from time to time and a power of attorney, dated as of October 6, 2004, whereby the MSFLP appointed Alexis Stewart as its true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of the Company that are owned by MSFLP from time to time. These shares include the following: (i) 5,100 shares of the Class A Common Stock held by Martha Stewart, (ii) 300,000 shares of Class A Common Stock, owned by Martha Stewart that are subject to exercisable options, (iii) 400,000 shares of Class A Common Stock, all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and (iv) 26,690,125 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of Class A Common Stock, and all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and as to all of which she is deemed to share voting and dispositive power.

(4)	Consists of (i) 26,690,125 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of the Class A Common Stock, and all of which are held by MSFLP, and (ii) 400,000 shares of Class A Common Stock, all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and as to which MSFLP is deemed to share voting and dispositive power.

(5)	Consists of 646,882 shares of Class A Common Stock and options to acquire 440,000 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(6)	Consists of 6,372 shares of Class A Common Stock and options to acquire 8,333 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(7)	Consists of 11,445 shares of Class A Common Stock and options to acquire 47,500 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(8)	Consists of 1,953 shares of Class A Common Stock and options to acquire 8,333 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(9)	Consists of 186,916 shares of Class A Common Stock and options to acquire 425,000 shares of Class A Common Stock that are exercisable.

(10)	Assumes no sales or purchases of Class A Common Stock by such individuals subsequent to termination of employment.

(11)	Consists of 20,009 shares of Class A Common Stock and options to acquire 2,000 shares of Class A Common Stock that are exercisable.

(12)	Consists of 147,449 shares of Class A Common Stock and options to acquire 47,500 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(13)	Consists of 155,253 shares of Class A Common Stock and options to acquire 21,000 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(14)	Consists of 1,163,996 shares of Class A Common Stock and options to acquire 572,666 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

PS40

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Such persons are required by the SEC rules to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we believe that all our officers, directors and greater than 10% beneficial owners timely filed all such required forms with respect to 2008 transactions, except for the initial Form 3 and Form 4 for Ms. Beers upon rejoining the Board in March 2008, for which the Form 4 was filed in April 2008, and the Form 4 relating to the initial grant to Mr. Roskin in November 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

Historically, including in 2008, we had our officers, directors and significant stockholders answer a questionnaire asking them if they knew of any transactions from which parties related to any such individuals have benefited. Our executives and directors were, and are, prohibited from allowing such relationships to affect the way they perform their duties. They also are required to disclose information regarding work with related parties to our executive office, which, in turn, provided information to the Audit Committee as appropriate to assess the validity of any such transaction.

On February 23, 2007, the Company adopted written related person transaction policies and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures involve the evaluation of any transactions or arrangements between the Company and any related person (including but not limited to directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups) or any entity in which any related person has a direct or indirect material interest.

Under the related party policies and procedures, the directors, executive officers and employees of the Company are responsible for identifying and reporting any proposed transaction with a related person. Pursuant to these policies and the Company’s Code of Ethics, if any director, officer or employee becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related person, that person is required immediately to bring the matter to the attention of the Company’s General Counsel. The General Counsel then makes the determination as to whether such transaction or arrangement is a “related person transaction.” For purposes of this determination, a related person transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest, although we do not consider compensation paid to an officer or director solely in connection with their services in such capacity as a “related person transaction.” Any related person transaction will be presented by the General Counsel to the Audit Committee for its review. The Audit Committee will then meet, in person or by telephone, to review and discuss the proposed transaction. If the transaction involves a member of the Audit Committee, that Audit Committee member will not participate in the action regarding whether to approve or ratify the transaction.

The policies and procedures provide that all related person transactions are to be disclosed in the Company’s filings to the extent required by the rules and regulations of the SEC and the NYSE.

PS41

TRANSACTIONS WITH MARTHA STEWART

Intangible Asset License Agreement

On June 13, 2008, we entered into an Intangible Asset License Agreement with MS Real Estate Management Company, an entity owned by Ms. Stewart. The Intangible Asset License Agreement replaced the Location Rental Agreement, dated as of September 17, 2004 between the parties, which expired on September 17, 2007, but which was extended by letter agreement dated as of September 12, 2007 pending negotiation of the Intangible Asset License Agreement. The Intangible Asset License Agreement is retroactive to September 18, 2007 and has a five-year term.

Pursuant to the Intangible Asset License Agreement, we pay an annual fee of $2 million for the perpetual, exclusive right to use Ms. Stewart’s lifestyle intangible asset in connection with Company products and services and during the term of the agreement to access various real properties owned by Ms. Stewart. MS Real Estate Management Company is responsible, at its expense, to maintain, landscape and garden the properties in a manner consistent with past practices; provided, however that we are responsible for (i) approved business expenses associated with security and telecommunications systems, including security personnel, related to the properties, and (ii) up to $100,000 of approved and documented household expenses.

Intellectual Property License Agreement

We have entered into an Intellectual Property License and Preservation Agreement with Ms. Stewart that, as of the time of our initial public offering in 1997 replaced a prior non-perpetual license agreement entered into in February 1997. Under the terms of the current license agreement, Ms. Stewart granted us an exclusive, worldwide, perpetual royalty-free license to use her name, likeness, image, voice and signature for our products and services. We are currently the owner of the primary trademarks employed in our business and, under the license agreement, we generally have the right to develop and register in our name trademarks that incorporate the Martha Stewart name, such as Martha Stewart Living, and to use these marks on an exclusive basis in and in connection with our businesses. If Ms. Stewart ceases to control us, we will continue to have the foregoing rights, including the right to use those marks for any new business as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Stewart ceases to control us. Ms. Stewart agreed that the changes in her position and responsibilities in June 2003 and subsequently, did not constitute a cessation of control for the purpose of the Intellectual Property License and Preservation Agreement.

In the event that we terminate Ms. Stewart’s employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, the license to existing marks will cease to be exclusive and we will be limited in our ability to create new marks incorporating her name, likeness, image, publicity and signature. In these circumstances, Ms. Stewart would receive the right to use her name in other businesses that could directly compete with us, including with our magazine, television and merchandising businesses. In addition, if Ms. Stewart’s employment terminates under these circumstances, Ms. Stewart would receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing any of the licensed marks. The Intellectual Property License and Preservation Agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties. The term of the license is perpetual; however, Ms. Stewart may terminate the license if we fail to make the royalty payments described above.

PS42

Split-Dollar Life Insurance Agreement

In 2001, we entered into a split-dollar life insurance agreement with Ms. Stewart and the MS Partnership, a partnership controlled by Ms. Stewart, pursuant to which we agreed to pay a significant portion of the premiums on a whole life insurance policy insuring Ms. Stewart. The policy is owned by and benefits the MS Partnership. We will be repaid the cumulative premium payments made by us under the arrangement upon the earlier of Ms. Stewart’s death or the voluntary termination of the arrangement by Ms. Stewart out of the policies’ existing surrender value at the time of prepayment. In 2002, the arrangement was amended such that the Company would not be obligated to make further premium payments unless legislation permits such payments. As of the date of the final payment, the aggregate amount paid by the Company under this arrangement was $2,238,000.

OTHER RELATIONSHIPS

Ms. Margaret Christiansen, Ms. Stewart’s sister-in-law, is a Senior Vice President, Business Manager of MSO and received approximately $170,000 as compensation in 2008. Ms. Alexis Stewart, Ms. Stewart’s daughter, works for us as radio talent and as a merchandising and publishing adviser. Alexis Stewart was paid approximately $209,000 as compensation in 2008. The Company employs Ms. Jennifer Koppelman, the daughter of Charles Koppelman, Chairman of the Board of the Company, as radio talent. Ms. Koppelman was paid approximately $130,000 for her services in 2008. Ms. Laura Plimpton, Ms. Stewart’s sister, was hired in October 2007 as an editor of our Internet blog. Ms. Plimpton was paid approximately $81,000 for her services in 2008.

PS43

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditor and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the NYSE applicable to Audit Committee members.

Management is responsible for the preparation, presentation and integrity of MSO’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for MSO’s 2008 fiscal year, Ernst & Young LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, the Auditor’s Communication with those charged with Governance, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of MSO’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

Members of the Audit Committee

Todd Slotkin (Chairperson)
Michael Goldstein
William Roskin

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PS44

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has served as our independent accounting firm since May 7, 2002. In performing its oversight role, the Audit Committee will review whether to retain Ernst & Young LLP as our independent accounting firm for the 2009 fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and is expected to be available to respond to appropriate questions.

AUDIT FEES

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of 2008 and 2007 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for each of fiscal 2008 and 2007.

	2008	2007
(1) Audit fees (a)	$845,000	$805,000
(2) Audit-related fees (b)	232,000	72,000
(3) Tax fees (c)	117,110	117,568
(4) All other fees	—	—

(a)	Audit fees include charges for audits of financial statements and internal controls over financial reporting.

(b)	Principally for audits of the financial statements of the Company’s 401(k) employee benefit plan and other miscellaneous accounting and auditing matters.

(c)	Principally for corporate income tax compliance ($35,000 in 2008 and $79,933 in 2007), tax audits ($26,647 in 2008 and no charges in 2007) and miscellaneous tax matters ($55,463 in 2008 and $37,635 in 2007).

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

ANNUAL REPORTS

Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, we will provide without charge to each person requesting a copy of our 2008 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith.

We will furnish a requesting stockholder with any exhibit not contained therein upon specific request. Our Annual Report on Form 10-K is not proxy soliciting material.

PS45

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers will therefore send a single Notice and set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy solicitation materials or if you are receiving multiple copies of the proxy solicitation materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, (212) 827-8000.

PROPOSALS OF STOCKHOLDERS

We currently intend to hold our next annual meeting in May 2010. Stockholders who intend to have a director nomination or proposal considered for inclusion in our proxy materials for presentation at the 2010 Annual Meeting of Stockholders must submit the director nomination or proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than December 1, 2009. Assuming that the 2010 Annual Meeting of Stockholders is held no more than 30 days before, and no more than 60 days after, the anniversary date of the Company’s 2009 Annual Meeting of Stockholders, stockholders who intend to present a proposal at the 2010 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than March 16, 2010 or earlier than February 12, 2010. In the event that the date of the 2010 Annual Meeting of Stockholders is more than 30 days before, or more than 60 days after, such anniversary date, notice of any such proposal must be provided to us no later than the later of the 60th day prior to the date of the 2010 Annual Meeting of Stockholders or the tenth day following the first public announcement of the date of the meeting or earlier than the close of business in the 90th day prior to the date of the 2010 Annual Meeting. Additionally, stockholders must comply with other applicable requirements contained in our by-laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our by-laws and applicable laws.

OTHER MATTERS

Our Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.

YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.

If you have any questions or need assistance in voting your shares, please contact Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.

PS46

MARTHA STEWART LIVING OMNIMEDIA, INC.
11 WEST 42ND STREET
NEW YORK, NY 10036
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MARTH1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARTHA STEWART LIVING OMNIMEDIA, INC.		For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends a vote FOR:		All	All	Except	nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	The election to the Board of Directors of the 6	☐	☐	☐
nominees named below.

Nominees:
01 Charlotte Beers
02 Michael Goldstein
03 Arlen Kantarian
04 Charles A. Koppelman
05 William A. Roskin
06 Todd Slotkin

2.	The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporation or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting:

The Notice of the 2009 Annual Meeting and Proxy Statement, the 2008 Annual Report and the

Stockholder Letters are available at www.proxyvote.com.

MARTH2

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MARTHA STEWART LIVING OMNIMEDIA, INC.
     The undersigned hereby appoints William Stern and Allison Jacques as proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of Class A Common Stock of Martha Stewart Living Omnimedia, Inc. (the “Company”) standing in the name of the undersigned on March 16, 2009, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 13, 2009 or at any adjournment or postponement thereof. Receipt of the Notice of the 2009 Annual Meeting of Stockholders and Proxy Statement and the 2008 Annual Report is hereby acknowledged.
     This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted “FOR” the election of each of the nominees for director and in the discretion of the proxies upon such other matters as may properly come before the 2009 Annual Meeting.
     In order for your vote to be submitted by proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P.M. Eastern Time on May 12, 2009 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2009 Annual Meeting. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be marked, dated and signed, on the other side)